                                                                     Exhibit 2.2

                                                                  Execution Copy




                            ASSET PURCHASE AGREEMENT


                                      AMONG


                         SINCLAIR BROADCAST GROUP, INC.


                                       AND


                        SINCLAIR RADIO OF ST. LOUIS, INC.
                    SINCLAIR RADIO OF ST LOUIS LICENSEE, LLC

                                   AS SELLERS,


                                       AND


                        EMMIS COMMUNICATIONS CORPORATION

                                    AS BUYER








                                  JUNE 21, 2000

      TABLE OF CONTENTS
      -----------------
RECITALS                                                                            1
  ARTICLE I TERMINOLOGY                                                             1
    1.1   Defined Terms.                                                            1
    1.2   Additional Defined Terms.                                                 5
  ARTICLE II PURCHASE AND SALE                                                      6
    2.1   Sale Assets.                                                              6
      (a)   Tangible Personal Property                                              7
      (b)   Real Property                                                           7
      (c)   Permits                                                                 7
      (d)   Stations Agreements                                                     7
      (e)   Intellectual Property                                                   7
      (f)   Records                                                                 8
      (g)   Miscellaneous Assets                                                    8
    2.2   Excluded Assets.                                                          8
    2.3   Assumption of Liabilities.                                                10
    2.4   Earnest Money.                                                            10
    2.5   Purchase Price.                                                           10
    2.6   Allocation of the Purchase Price.                                         12
    2.7   Adjustment of Purchase Price.                                             12
    2.8   Accounts Receivable.                                                      15
  ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES                     16
    3.1   Organization, Good Standing and Requisite Power.                          16
    3.2   Authorization and Binding Effect of Documents.                            17
    3.3   Absence of Conflicts.                                                     17
    3.4   Consents.                                                                 17
    3.5   Sale Assets; Title.                                                       18
    3.6   FCC Licenses.                                                             18
    3.7   Station Agreements.                                                       20
    3.8   Tangible Personal Property.                                               22
    3.9   Real Property.                                                            22
    3.10  Intellectual Property.                                                    23
    3.11  Financial Statements.                                                     24
    3.12  Absence of Certain Changes or Events.                                     25
    3.13  Litigation.                                                               26
    3.14  Labor Matters                                                             27
    3.15  Employee Benefit Plans                                                    28
    3.16  Compliance with Law                                                       29
    3.17  Tax Returns and Payments                                                  29
    3.18  Environmental Matters                                                     30
    3.19  Broker's or Finder's Fees                                                 31
    3.20  Insurance                                                                 31
    3.21  Transactions with Affiliates                                              31
  ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER                                32
    4.1   Organization and Good Standing                                            32
    4.2   Authorization and Binding Effect of Documents                             32
    4.3   Absence of Conflicts                                                      32
    4.4   Consents                                                                  33
    4.5   Broker's or Finder's Fees                                                 33
    4.6   Litigation                                                                33
    4.7   Buyer's Qualification                                                     33
    4.8   Availability of Funds                                                     34
    4.9   WARN Act                                                                  34

    4.10  Buyer's Defined Contribution Plan                                         34
  ARTICLE V OTHER COVENANTS                                                         34
    5.1   Conduct of Each Station's Business Prior to the Closing Date              34
    5.2.  Notification of Certain Matters                                           36
    5.3   HSR Filings                                                               37
    5.4   FCC Filing                                                                37
    5.5   Title; Additional Documents                                               37
    5.6   Other Consents                                                            38
    5.7   Inspection and Access                                                     38
    5.8   Confidentiality                                                           38
    5.9   Publicity                                                                 39
    5.10  Material Adverse Effect                                                   39
    5.11  Commercially Reasonable Efforts                                           39
    5.12  FCC Reports and Applications                                              40
    5.13  Tax Returns and Payments                                                  40
    5.14  No Solicitation                                                           40
    5.15  Audited Financial Statements                                              40
    5.16  Planned Divestiture                                                       41
    5.17  Disclosure Schedules                                                      41
    5.18  Bulk Sales Law                                                            41
    5.19  Cooperation on Tax Matters                                                42
    5.20  Lease of Studio and Office Space.                                         42
  ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE               42
    6.1   Accuracy of Representations and Warranties; Closing Certificate           43
    6.2   Performance of Agreement                                                  43
    6.3   FCC Order                                                                 44
    6.4   HSR Act                                                                   44
    6.5   Opinions of Selling Parties' Counsel                                      44
    6.6   Required Consents                                                         45
    6.7   Delivery of Closing Documents                                             45
    6.8   No Adverse Proceedings.                                                   45
  ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLING PARTIES TO CLOSE    45
    7.1   Accuracy of Representations and Warranties                                46
    7.2   Performance of Agreement                                                  46
    7.3   FCC Order                                                                 46
    7.4   HSR Act                                                                   46
    7.5   Opinion of Buyer's Counsel                                                46
    7.6   No Adverse Proceedings                                                    47
    7.7   Delivery of Closing Documents                                             47
  ARTICLE VIII CLOSING                                                              47
    8.1   Time and Place                                                            47
    8.2   Documents to be Delivered to Buyer by Selling Parties                     47
    8.3   Deliveries to Sellers by Buyer                                            48
  ARTICLE IX INDEMNIFICATION                                                        50
    9.1   Survival                                                                  50
    9.2   Indemnification by Selling Parties                                        50
    9.3   Indemnification by Buyer                                                  51
    9.4   Administration of Indemnification                                         51
    9.5   Mitigation and Limitation of Damages                                      52
  ARTICLE X TERMINATION                                                             53
    10.1  Right of Termination                                                      53
    10.2  Obligations Upon Termination                                              53
    10.3  Termination Notice                                                        54

    10.4  Selling Parties as a Single Party                                         55
  ARTICLE XI CONTROL OF STATIONS                                                    55
  ARTICLE XII EMPLOYMENT MATTERS                                                    55
    12.1  Transfer of Employees                                                     55
    12.2  COBRA                                                                     56
    12.3  Buyer's Employee Benefit Plans.                                           56
    12.4  Union Employees.                                                          58
    12.5  Employment Agreements.                                                    58
    12.6  No Third Party Beneficiaries.                                             58
  ARTICLE XIII MISCELLANEOUS                                                        59
    13.1  Further Actions                                                           59
    13.2  Payment of Expenses                                                       59
    13.3  Specific Performance                                                      59
    13.4  Notices                                                                   60
    13.5  Entire Agreement                                                          61
    13.6  Binding Effect; Benefits                                                  61
    13.7  Assignment                                                                61
    13.8  Governing Law                                                             62
    13.9  Amendments and Waivers                                                    62
    13.10 Severability                                                              62
    13.11 Headings                                                                  62
    13.12 Counterparts                                                              63
    13.13 References                                                                63
    13.14 Schedules and Exhibits                                                    63
    13.15 Joint and Several Liability                                               63

SCHEDULES:
----------
Schedule 3.1      Qualification to Do Business
Schedule 3.3      Absence of Conflicts(Selling Parties)
Schedule 3.5(b)   Liens to be Released Prior to Closing
Schedule 3.6      FCC Licenses
Schedule 3.7(a)   Trade Agreements
Schedule 3.7(b)   Station Agreements
Schedule 3.7(c)   Affiliate Agreements
Schedule 3.8      Tangible Personal Property
Schedule 3.9      Real Property Interests
Schedule 3.10     Intellectual Property
Schedule 3.11     Financial Statements
Schedule 3.12     Absence of Certain Changes or Events
Schedule 3.13     Litigation
Schedule 3.14(a)  Employee Claims
Schedule 3.14(c)  List of Employees
Schedule 3.15     Employee Benefit Plans
Schedule 3.16     Compliance with Law
Schedule 3.17     Tax Returns and Payments
Schedule 3.18     Environmental Matters
Schedule 3.19     Broker's or Finder's Fees

Schedule 3.20     Insurance
Schedule 3.21     Transactions with Affiliates
Schedule 4.3      Absence of Conflicts (Buyer)
Schedule 4.7      Buyer's Qualification
Schedule 4.10     Buyer's 401(k) Plan
Schedule 12.1(a)  Potentially Excluded Employees
Schedule 12.3(b)  Prior Service Credit Policy

         ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of June 21, 2000, among SINCLAIR BROADCAST GROUP, INC., a Maryland corporation ("Parent"); SINCLAIR RADIO OF ST. LOUIS, INC., a Maryland corporation ("Sinclair Radio"), SINCLAIR RADIO OF ST. LOUIS LICENSEE, LLC, a Maryland limited liability company ("Radio Licensee"), (Sinclair Radio and Radio Licensee sometimes referred to together as "Sellers"); and EMMIS COMMUNICATIONS CORPORATION, an Indiana corporation ("Buyer").

         RECITALS:

         WHEREAS, (i) Sinclair Radio owns and operates radio station KPNT-FM,
105.7 FM ("KPNT"), St. Genevieve, Missouri, radio station KIHT-FM, 96.3 FM ("KIHT"), St. Louis, Missouri, radio station WVRV-FM, 101.1 FM ("WVRV"), East St. Louis, Illinois, radio station WRTH-AM, 1430 AM ("WRTH"), St. Louis, Missouri, radio station WIL-FM, 92.3 FM ("WIL"), St. Louis, Missouri, and radio station KXOK-FM, 97.1 FM ("KXOK"), Florissant, Missouri; and (ii) Radio Licensee owns the FCC Licenses (as hereinafter defined) used in or relating to KPNT's, KIHT's, WVRV's, WRTH's, WIL's and KXOK's radio broadcasting;

         WHEREAS, Parent (indirectly) owns all of the outstanding equity interests of the Sellers; and

         WHEREAS, Buyer desires to acquire substantially all the assets used or useful in the business and operation of such stations (as more fully described below), and Sellers are willing to convey such assets to Buyer.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sellers and Buyer agree as follows:


                                    ARTICLE I
                                   TERMINOLOGY

         1.1      DEFINED TERMS.

         As used herein, the following terms shall have the meanings indicated:

         Affiliate: With respect to any specified Person, another Person which, directly or indirectly controls, is controlled by, or is under common control with, the specified Person.

         Appraisal Firm: BIA Consulting, Inc.

         Assumed Plans: The Benefit Plans to which any Selling Party is required to contribute pursuant to the collective bargaining agreements and labor union contracts that are Station Agreements.

         Code:  The Internal Revenue Code of 1986, as amended.

         Documents: This Agreement, all Exhibits and Schedules hereto, and each other agreement, certificate or instrument delivered in connection with this Agreement.

         Earnest Money: As of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings thereon as of such date.

         Escrow Agent: Bank One Trust Company, NA.

         Escrow Agreement: The Escrow Agreement, dated as of the date hereof, by and among Selling Parties, Buyer and the Escrow Agent relating to the deposit, holding, investment and disbursement of the Earnest Money.

         Excess Stations: Those FM radio stations serving the St. Louis, Missouri metropolitan area now owned by Affiliates of Buyer or to be acquired pursuant to this Agreement that are to be sold or otherwise divested in order for Buyer to avoid noncompliance with radio station ownership restrictions under the Act (as defined below) and the rules, regulations and policies of the Department of Justice and the Federal Trade Commission.

         FCC: Federal Communications Commission.

         FCC Order: The order or decision of the FCC (or its delegatee) granting its consent to the transfer of all of the FCC Licenses to Buyer.

         Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

         Knowledge (or any derivative thereof): With respect to the Sellers, exclusively, the actual Knowledge of the President and Chief Executive Officer or the Chief Financial Officer of Parent or Sinclair Communications, Inc. ("SCI"), any other employee of Parent or SCI designated as a "vice president," any other officer of any of the Sellers, Parent or SCI, or the General Manager, Sales Manager or Chief Engineer of any of the Stations.

         Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

         Loss: With respect to any Person, any and all costs, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorney fees, whether or not arising out of a third party claim.

         Material Adverse Condition: A condition which would adversely affect or impair, in any material respect, the right of Buyer to the ownership, use, control or operation of any Station; provided, however, that any condition which requires (i) that Buyer or any of its subsidiaries file periodic reports with the FCC regarding compliance with rules and policies of the FCC pertaining to affirmative action and equal opportunity employment, or (ii) that a Station be operated in accordance with conditions similar to and not more adverse than those contained in the present FCC Licenses issued for operation of such Station, shall not be a Material Adverse Condition.

         Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of the Stations taken as a whole, except for any such effect resulting from (i) general economic conditions applicable to the radio broadcast industry, (ii) general conditions in the markets in which the Stations operate, or (iii) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay.

         Permitted Lien: (i) Any statutory Lien (including encumbrances of a landlord) which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of the applicable Seller's business; (ii) Liens arising in connection with equipment or maintenance financing or leasing under the terms of any Station Agreement; (iii) encumbrances for Taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Sellers' books in accordance with generally accepted accounting principles, and (iv) any other Liens or imperfections in a Seller's title to any Sale Assets or properties that, individually and in the aggregate, are not material in character or amount to the Sale Assets of such Seller and are not reasonably expected to materially detract from the value or materially interfere with the existing use of any of such Sale Assets in the operation of the applicable Station.

         Person: Any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         Planned Divestiture: The sale or other divestiture, prior to or simultaneously with the Closing, by Buyer or one or more of its Affiliates of the FCC licenses and authorizations pertaining to the Excess Stations.

         Selling Parties: Sellers and Parent.

         Stations: KIHT, KPNT, KXOK, WIL, WRTH, and WVRV.

         Subsidiary: With respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

         Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

         Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

         Transfer Taxes: All sales, use, conveyance, recording and other similar transfer Taxes and fees applicable to, imposed upon or arising out of the sale by Sellers and the purchase by Buyer of the Stations whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon. Transfer Taxes shall in no event include any net or gross income Taxes.

         1.2      ADDITIONAL DEFINED TERMS.

         As used herein, the following terms shall have the meanings defined in the section indicated below:

                  Acquisition Proposal                        Section 5.14
                  Act                                         Section 3.6(b)
                  Adjustment Amount                           Section 2.7(a)
                  Agreement                                   Introduction
                  Appraisal Report                            Section 2.6(a)
                  Arbitrating Firm                            Section 2.7(e)
                  Assumed Obligations                         Section 2.3(a)
                  Benefit Plans                               Section 3.15(a)
                  Buyer                                       Introduction
                  Buyer's 401(k) Plan                         Section 4.10
                  Buyer's Loss                                Section 9.2(a)
                  Buyer's Plans                               Section 12.3(a)
                  Buyer's Trade Credit                        Section 2.7(b)
                  Cap                                         Section 9.2(b)
                  CERCLA                                      Section 3.18(f)
                  Closing                                     Section 8.1
                  Closing Date                                Section 8.1
                  Collection Period                           Section 2.8(b)
                  Dispute Notice                              Section 2.7(d)
                  Employees                                   Section 3.15(a)
                  ERISA                                       Section 3.15(a)
                  Excluded Assets                             Section 2.2
                  FCC Licenses                                Section 3.6(a)
                  Final Proration Notice                      Section 2.7(d)
                  HSR Act                                     Section 5.3
                  HSR Filings                                 Section 5.3

                  Indemnified Party                           Section 9.4(a)
                  Indemnifying Party                          Section 9.4(a)
                  Initial Closing Period                      Section 2.5(c)
                  Intellectual Property                       Section 2.1(e)
                  Interim Balance Sheet                       Section 3.11
                  KIHT                                        Recitals
                  KPNT                                        Recitals
                  KXOK                                        Recitals
                  Leased Real Property                        Section 3.9(c)
                  Multiemployer Plan                          Section 3.15(c)
                  Owned Real Property                         Section 3.9(b)
                  Parent                                      Introduction
                  Permits                                     Section 2.1(c)
                  Preliminary Adjustment Report               Section 2.7(d)
                  Purchase Price                              Section 2.5(a)
                  Radio Licensee                              Introduction
                  Real Property                               Section 2.1(b)
                  Real Property Lease                         Section 3.9(c)
                  Related Persons                             Section 3.15(a)
                  Retained Receivables                        Section 2.8(a)
                  Sale Assets                                 Section 2.1
                  Sellers                                     Introduction
                  Selling Parties' Enforcement Costs          Section 10.2(c)
                  Selling Parties' Payment Amount             Section 10.2(c)
                  Sinclair Radio                              Introduction
                  Stations Agreements                         Section 2.1(d)
                  Survival Period                             Section 9.1
                  Tangible Personal Property                  Section 2.1(a)
                  Threshold                                   Section 9.2(b)
                  Trade Agreements                            Section 3.7(a)
                  Transferred Employees                       Section 12.1(a)
                  WIL                                         Recitals
                  WRTH                                        Recitals
                  WVRV                                        Recitals

                                   ARTICLE II
                               PURCHASE AND SALE

         2.1      SALE ASSETS.

         Upon and subject to the terms and conditions provided herein, on the Closing Date, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase from Sellers, all of Sellers' right, title and interest in and to all tangible and intangible assets (except Excluded Assets) used in the operation of the Stations as now or previously operated (the "Sale Assets"), including the following (but excluding any real or tangible personal property located at 1215 Cole Street, St. Louis, Missouri, other than such tangible personal property used in the operation of any of the Stations that is specifically listed in Schedule 3.8 or 3.9):

         (a) Tangible Personal Property . All transmitter, antenna and other broadcast equipment, studio equipment, furniture, parts, computers and office equipment, supplies, programming library and other tangible personal property owned or leased by Sellers and used in connection with the Stations, including but not limited to the applicable items listed on Schedule 3.8 (but excluding any real or tangible personal property located at 1215 Cole Street, St. Louis, Missouri, other than such tangible personal property used in the operation of any of the Stations that is specifically listed in Schedule 3.8 or 3.9), together with such modifications, replacements, improvements and additional items, and subject to such deletions therefrom, made or acquired collectively between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement (collectively, the "Tangible Personal Property").

         (b) Real Property . All interests of Sellers (including, but not limited to, leaseholds) in the real estate listed on Schedule 3.9 and all fixtures and improvements thereon, together with such additional improvements and interests in real estate made or acquired between the date hereof and the Closing Date (collectively, the "Real Property").

         (c) Permits . The FCC Licenses, and all other governmental permits, licenses and authorizations (and any renewals, extensions, amendments or modifications thereof) currently in effect and now held by any Seller or hereafter obtained by any Seller between the date hereof and the Closing Date, that are necessary for or related to the operation of any Station (the "Permits").

         (d) Stations Agreements . All rights of Sellers in, to and under all contracts, leases, agreements, commitments and other arrangements, and any amendments or modifications, used in the operation of such any Station as of the date hereof (including, but not limited to, those listed on Schedule 3.7(a), 3.7(b) or 3.9) or made or entered into by Sellers between the date hereof and the Closing Date in compliance with this Agreement (collectively, the "Station Agreements").

         (e) Intellectual Property . All trade names, trademarks, service marks, copyrights, patents, jingles, slogans, symbols, logos, the applicable call letters, internet websites and domain names, inventions, and any other proprietary material, process, trade secret or trade right used by any Seller in the operation of any Station, and all registrations, applications and licenses for any of the foregoing, including, without limitation, those set forth on Schedule 3.10; any additional such items acquired or used by any Seller in connection with the operation of any Station between the date hereof and the Closing Date; and all goodwill associated with any of the foregoing (collectively, the "Intellectual Property"); provided, however, that the Intellectual Property shall not include, and Selling Parties shall retain exclusive rights to, all right, title and interest whatsoever in or to the name "Sinclair" or any derivations thereof.

         (f) Records . The originals or true and complete copies of all of the books, records, accounts, files, logs, ledgers and journals pertaining to or used in the operation of any Station, including, but not limited to, computer-readable disk or tape copies of any of such items stored on computer disks or tapes.

         (g) Miscellaneous Assets . Any other tangible or intangible assets, properties or rights of any kind or nature not otherwise described above in this Section 2.1 and now or before Closing owned or used by any Seller principally in connection with the operation of any Station, including but not limited to all goodwill of each Station (but excluding any real or tangible personal property located at 1215 Cole Street, St. Louis, Missouri, other than such tangible personal property used in the operation of any of the Stations that is specifically listed in Schedule 3.8 or 3.9).

         2.2      EXCLUDED ASSETS.

         Notwithstanding any provision of this Agreement to the contrary, the Sale Assets shall not include the following (the "Excluded Assets"):

         (a) Any and all cash, bank deposits and other cash equivalents, certificates of deposit, securities, cash deposits made by any Seller to secure contract obligations (except to the extent Sellers receive a credit therefor under Section 2.7), and all accounts receivable (other than non-cash receivables under Trade Agreements) for services performed or for goods sold or delivered by Sellers prior to the Closing Date;

         (b) All rights and claims of any Seller whether mature, contingent or otherwise, against third parties with respect to, or which are made under or pursuant to, other Excluded Assets or which relate to the period prior to the Closing;

         (c) All prepaid expenses (and rights arising therefrom or related thereto) except to the extent taken into account in determining the Adjustment Amount under Section 2.7;

         (d)      All Benefit Plans (other than Assumed Plans);

         (e) All Tax Returns (and supporting materials) and all claims of any Seller with respect to any Tax refunds;

         (f) All of any Seller's rights under or pursuant to this Agreement or any other rights in favor of any Seller pursuant to the other Documents;

         (g) All loan agreements, letters of credit and other instruments evidencing indebtedness for borrowed money;

         (h) All contracts of insurance, all coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies;

         (i) All tangible personal property disposed of or consumed between the date hereof and the Closing Date in accordance with the terms and provisions of this Agreement;

         (j) Each Seller's minute books, ownership transfer records and other entity records, and any records relating to Excluded Assets and to Liabilities other than the Assumed Obligations;

         (k) All rights to the names "Sinclair Broadcast Group," "Sinclair Communications," Sinclair and any logo or variation thereof and goodwill associated therewith;

         (l) All assets which are owned by the Sellers and used, or which Sellers have the right to acquire and are to be used, principally in connection with any television station owned and/or programmed by any of the Sellers, including, without limitation, the Real Property and tangible personal property located at 1215 Cole Street, St. Louis, Missouri, other than such tangible personal property used in the operation of any of the Stations that is specifically listed in Schedule 3.8 or 3.9; and

         (m) All shares of capital stock, partnership interests, interests in limited liability companies or other equity interest, including, but not limited to, any options, warrants or voting trusts relating thereto which are owned by Sellers and not expressly specified in Section 2.1.

         2.3      ASSUMPTION OF LIABILITIES.

         (a) Buyer shall at Closing assume and agree to pay, discharge and perform the following Liabilities of Sellers (collectively, the "Assumed Obligations"):

                  (i) All Liabilities arising under all Stations Agreements and the Permits assigned and transferred to Buyer in accordance with this Agreement to the extent such Liabilities arise during and relate to any period on or after the Closing Date (excluding, however, any Liability arising from either (A) the breach of any Station Agreement by reason of its assignment to Buyer without a required consent or (B) any other breach or default by any Seller upon or prior to Closing under any Station Agreement).

                  (ii) Provided that Sellers pay Buyer the amount, if any, owed by Sellers after Closing under Section 2.7, the Assumed Obligations shall also include such other Liabilities of Sellers to the extent, and only to the extent, the amount thereof is included as a credit to Buyer in calculating the Adjustment Amount as ultimately determined pursuant to Section 2.7.

         (b) Except for the Assumed Obligations, Buyer shall not assume or in any manner be liable for any Liabilities of any Selling Party of any kind or nature, all of which such Selling Party shall pay, discharge and perform when due.

         2.4      EARNEST MONEY.

         (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent in immediately available funds the sum of Twenty-Two Million Dollars ($22,000,000).

         (b) The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of the Selling Parties and Buyer.

         (c) If Closing does not occur, the Earnest Money shall be delivered to Sellers or returned to Buyer in accordance with Section 10.2, and if Closing does occur, the Earnest Money shall be applied at Closing as provided in Section 2.5.

         2.5      PURCHASE PRICE.

         (a) Subject to increase as provided in Section 2.5(c) and adjustment as provided in Section 2.7, the purchase price for the Sale Assets ("Purchase Price") shall be Two Hundred Twenty Million Dollars ($220,000,000), payable as follows:

                  (i) An amount equal to the Earnest Money shall be paid by the Escrow Agent's disbursement of the Earnest Money to Sellers by wire transfer of immediately available funds pursuant to joint written instructions from Sellers and Buyer.

                  (ii) The difference of (A) the Purchase Price minus (B) the Earnest Money shall be paid by Buyer to Sellers on the Closing Date by wire transfer of immediately available funds pursuant to written instructions from Sellers to Buyer.

         (b) Sellers shall furnish Buyer wire instructions at least two (2) business days prior to the Closing Date.

         (c)      The Purchase Price shall be increased:
                  (i) By One Million Dollars ($1,000,000) upon expiration of the 60-day period following publication of notice by the FCC that applications for the FCC Order have been accepted for filing (the "Initial Closing Period") if, and only if, (A) Closing has not occurred prior to expiration of the Initial Closing Period because the FCC has failed to grant the FCC Order or the waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement has not expired or been terminated, and (B) such failure of the FCC, or such failure of such waiting period (including any extensions) to expire or be terminated, is the result of facts relating to Buyer or its Affiliates, including, but not limited to, the facts disclosed on Schedule 4.7; and

                  (ii) By an additional One Million Dollars ($1,000,000) upon expiration of each consecutive 30-day period following the Initial Closing Period (up to a maximum of four (4) such 30-day periods) if, and only if, (A) Closing has not occurred prior to expiration of such 30-day period because the FCC has failed to grant the FCC Order or the waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement has not expired or terminated, and (B) such failure of the FCC, or such failure of such waiting period (including any extensions) to expire or be terminated, is the result of facts relating to Buyer or its Affiliates, including, but not limited to, the facts disclosed on Schedule 4.7;

provided, however, that the aggregate increase in the Purchase Price under this
Section 2.5(c) shall in no event exceed Five Million Dollars ($5,000,000).

         2.6      ALLOCATION OF THE PURCHASE PRICE.

         (a) Promptly after the Closing, Sellers and Buyer agree to retain the Appraisal Firm to appraise the classes of Sale Assets. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Sale Assets and to deliver a report to Sellers and Buyer as soon as reasonably practicable (the "Appraisal Report"). Buyer shall pay the fees, costs and expenses of the Appraisal Firm; provided, Seller shall use reasonable efforts to make available to Buyer and the Appraisal Firm copies of any appraisals prepared in connection with Sellers' acquisitions of the Stations.

         (b) Buyer and Sellers each agree to report the allocation determined in accordance with Section 2.6(a) to the Internal Revenue Service in the form required by Treasury Regulations Section 1.1060-IT and to use such allocation for all other reporting purposes after Closing in connection with federal, state and local income and, to the extent permitted under applicable law, franchise Taxes.

         2.7      ADJUSTMENT OF PURCHASE PRICE.

         (a) All operating income and operating expenses of the Stations shall be adjusted and allocated between Sellers and Buyer, and an adjustment in the Purchase Price shall be made as provided in this Section, to the extent necessary to reflect the principle that all such income and expenses attributable to the operation of the Stations on or before the date preceding the Closing Date shall be for the account of Sellers, and all such income and expenses attributable to the operation of the Stations on and after the Closing Date shall be for the account of Buyer. The net amount by which the Purchase Price is to be increased or decreased in accordance with this Section is herein referred to as the "Adjustment Amount".

         (b)      Without limiting the generality of the foregoing:

                  (i) Sellers shall receive a credit for the unapplied portion, as of Closing, of the security deposits made by Sellers under those Stations Agreements assumed by Buyer at Closing in accordance with Section 2.3.

                  (ii) Buyer shall be given a credit ("Buyer's Trade Credit") in the amount, if any, by which the fair market value of all advertising time required to be broadcast on the Stations on or after the Closing Date under the Trade Agreements exceeds by more than $250,000, the fair market value of the goods and services to be received on or after the Closing Date under the Trade Agreements. Sellers shall be given a credit in the amount, if any, by which the fair market value of the goods or services to be received on or after the Closing Date under the Trade Agreements exceeds by more than $250,000 the fair market value of any advertising time required to be broadcast on the Stations on or after the Closing Date.

                  (iii) Buyer shall be given a credit equal to the amount of cash consideration that Sellers have not paid prior to the Closing Date for programming run by the Stations prior to the Closing Date.

                  (iv) With respect to each vacation day or portion thereof earned but not taken before the Closing Date by the Stations' employees hired by Buyer, Buyer shall receive a credit equal to the compensation equivalent thereof.

                  (v) An adjustment and proration shall be made in favor of Sellers for the amount, if any, of prepaid expenses, the benefit of which accrues to Buyer hereunder, and other current assets acquired by Buyer hereunder which are paid by Sellers to the extent such prepaid expenses and other current assets relate to the period after the Closing, provided that the credit given Sellers for each prepaid expense shall not exceed an amount commensurate with the benefit therefrom to be received by Buyer after Closing.

                  (vi)     There shall be no proration for sick leave.

                  (vii) There shall be no proration for any payments made by Interep to any of the Sellers in connection with obtaining the right to serve as the national sales representative of any of the Stations.

         (c) To the extent not inconsistent with the express provisions of this Agreement, the allocations made pursuant to this Section shall be made in accordance with generally accepted accounting principles.

         (d) Three (3) business days prior to the Closing Date, Sellers shall provide Buyer with a statement setting forth a detailed computation of Sellers' reasonable and good faith estimate of the Adjustment Amount as of the Closing Date (the "Preliminary Adjustment Report"). If the Adjustment Amount reflected on the Preliminary Adjustment Report is a credit to Buyer, the Purchase Price payable on the Closing Date shall be reduced by the amount of the preliminary Adjustment Amount, and if the Adjustment Amount reflected on the Preliminary Adjustment Report is a charge to Buyer, the Purchase Price payable on the Closing Date shall be increased by the amount of such preliminary Adjustment Amount. Within ninety (90) days after the Closing Date, Buyer shall deliver to Sellers in writing and in reasonable detail a good faith final determination of the Adjustment Amount determined as of the Closing Date ("Final Proration Notice"). Sellers shall assist Buyer in making such determination, and Buyer shall provide Sellers with reasonable access to the properties, books and records relating to the Stations for the purpose of determining the Adjustment Amount. Sellers shall have the right to review the computations and workpapers used in connection with Buyer's preparation of the Adjustment Amount. If Sellers disagree with the amount of the Adjustment Amount determined by Buyer, Sellers shall so notify Buyer in writing (the "Dispute Notice") within forty-five (45) days after the date of receipt of Buyer's Final Proration Notice, specifying in detail any point of disagreement; provided, however, that if Sellers fail to notify Buyer in writing of Sellers' disagreement within such 45-day period, Buyer's determination of the Adjustment Amount, as indicated in the Final Proration Notice shall be final, conclusive and binding on Sellers and Buyer. After the receipt of any notice of disagreement, Buyer and Sellers shall negotiate in good faith to resolve any disagreements regarding the Adjustment Amount. If agreement is reached within forty-five (45) days after Buyer's receipt of the Dispute Notice, then upon reaching such agreement, Sellers shall pay to Buyer or Buyer shall pay to Sellers, as the case may be, an amount equal to the difference between (i) the agreed Adjustment Amount and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in
Section 2.7(f). If agreement is not reached within such 30-day period, then the dispute resolutions of Section 2.7(e) shall apply.

         (e) If Sellers and their auditors and Buyer and its auditors do not, within the 30-day period specified in Section 2.7(d), reach an agreement on the Adjustment Amount as of the Closing Date, then an independent accounting firm of recognized national standing (the "Arbitrating Firm") which has not regularly provided services to either the Buyer or Sellers in the last three (3) years, which shall be knowledgeable and experienced in the operation of radio broadcasting stations, shall be selected by Sellers and Buyer to resolve the disputed items. If Sellers and Buyer do not agree on the Arbitrating Firm within five (5) days, the Arbitrating Firm shall be a nationally recognized accounting firm selected by lot (after excluding one firm designated by Sellers and one firm designated by Buyer). Buyer and Sellers shall each inform the Arbitrating Firm in writing as to their respective positions concerning the Adjustment Amount as of the Closing Date, and each shall make readily available to the Arbitrating Firm any books and records and work papers relevant to the preparation of such firm's computation of the Adjustment Amount. The Arbitrating Firm shall be instructed to complete its analysis within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its own determination of the Adjustment Amount and the basis for its determination. Any determination by the Arbitrating Firm in accordance with this Section shall be final and binding on the parties for purposes of this Section. Within five (5) days after the Arbitrating Firm delivers to the parties its written determination of the Adjustment Amount, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, an amount equal to the difference between (i) the Adjustment Amount as determined by the Arbitrating Firm and (ii) the preliminary Adjustment Amount indicated in the Preliminary Adjustment Report. Any such payment shall be made as provided in Section 2.7(f).

         (f) Any payments required under Section 2.7(d) or (e) shall be paid by wire transfer in immediately available funds to the account of the payee at a financial institution in the United States and shall for all purposes constitute an adjustment to the Purchase Price.

         2.8      ACCOUNTS RECEIVABLE.

         (a) Within ten (10) days after the Closing Date, Sellers shall furnish to Buyer a true and complete list of Sellers' accounts receivable (other than non-cash receivables under Trade Agreements) arising from the operation of the Stations prior to the Closing Date (the "Retained Receivables"), which list shall set forth for each Retained Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

         (b) For a period of one hundred eighty (180) days after the Closing Date (the "Collection Period"), Buyer will, without charge to Sellers, use its usual and customary procedures (which may include referral to a collection agency) to collect the Retained Receivables as Sellers' agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or make any other extraordinary collection efforts, and (ii) Buyer's obligation to act as Sellers' agent in the collection of the Retained Receivables shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Retained Receivables, each payment by an account debtor shall be applied to the older or oldest accounts receivable of such account debtor unless the account debtor in writing (a copy of which Buyer shall provide to Sellers) identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

         (c) Every four (4) weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Sellers a statement showing all collections of Retained Receivables made on behalf of Sellers since the last previous report and shall pay such collections to Sellers by check, or by wire transfer, as specified by Sellers, at the time such statement is delivered. Buyer shall have no right to setoff amounts owed hereunder by Buyer to Seller against any amounts owed hereunder by Sellers to Buyer.

         (d) Sellers shall not engage in any collection efforts against account debtors under the Retained Receivables during the first ninety (90) days of the Collection Period, other than with respect to accounts receivable identified as in dispute as provided in foregoing Section 2.8(b). After the first ninety (90) days of the Collection Period, Sellers shall have the right, at their expense, to assist and participate with Buyer in the collection of unpaid Retained Receivables, provided, however, Sellers' collection efforts shall be commercially reasonable and consistent with its past practices.

         (e) Buyer shall not, without Sellers' prior written consent, compromise or settle for less than full value any of the Retained Receivables unless Buyer pays Sellers the full amount of any deficiency. Buyer shall be entitled to purchase from Sellers any Retained Receivable for the full amount thereof at any time during or at the expiration of the Collection Period.

         (f) At the end of the Collection Period, Buyer shall return to Sellers all files concerning the collection or attempts to collect the Retained Receivables and Buyer's responsibility for the collection of the Retained Receivables shall cease; provided, Buyer shall promptly pay over to Sellers any amounts received with respect to the Retained Receivables after the Collection Period, together with a statement setting forth the components of such amounts.

                                   ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

         Selling Parties, jointly and severally, represent and warrant to Buyer as follows;

         3.1      ORGANIZATION, GOOD STANDING AND REQUISITE POWER.

         Each Selling Party, other than Radio Licensee, is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has all requisite power to own, operate and lease those Sale Assets which it owns and carry on its business. Radio Licensee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power to own, operate and lease those Sale Assets which it owns and carry on its business. Each Seller is duly licensed, qualified to do business and in good standing as a foreign entity under the laws of the jurisdiction listed beside such Seller's name in
Schedule 3.1.

         3.2      AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Each Selling Party has all requisite corporate power and authority (or other appropriate power and authority based on the structure of such Selling Party) to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and each of the other Documents. The execution and delivery of this Agreement and each of the other Documents by each Selling Party and the consummation by each Selling Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary action (including all necessary shareholder or member approvals, if any) on the part of each Selling Party. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by each Selling Party. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Selling Party enforceable against each Selling Party in accordance with its terms except as the enforceability of this Agreement or of any of the other Documents may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

         3.3      ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 3.3, and except for necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Selling Party of this Agreement and the other Documents, and consummation by each Selling Party of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under,
(iii) result in a violation of, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) result in the creation of any Lien upon the Sale Assets under, the provisions of the organizational documents of such Selling Party, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which such Selling Party is bound or affected, or any law, statute, rule, judgment, order or decree to which such Selling Party is subject.

         3.4      CONSENTS.

         Except as set forth on Schedule 3.3, Schedule 3.7 or Schedule 3.9, and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by each Selling Party of this Agreement and the other Documents, and consummation by each Selling Party of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other third party.

         3.5      SALE ASSETS; TITLE.

         (a) The Sale Assets constitute all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are currently used in or material to the operation of the Stations, with the exception of the Excluded Assets (which Excluded Assets include the traffic system used in the operation of KPNT, WVRV and KXOK at 1215 Cole Street, St. Louis, Missouri, the other assets described as Excluded Assets in Section 2.2(l), and all other assets described as Excluded Assets in Section 2.2).

         (b) Together, Sellers own and have good title to, or a valid lessee's or licensee's interest (pursuant to one or more Station Agreements) in, all of the Sale Assets free and clear of all Liens except (i) Liens described on
Schedule 3.5(b) which Sellers shall cause to be released prior to Closing and
(ii) Permitted Liens.

         3.6      FCC LICENSES.

         Except as set forth on Schedule 3.6:

         (a) Radio Licensee is the valid and legal holder of each of the licenses, permits and authorizations of the FCC listed on Schedule 3.6 (together as to all Stations, the "FCC Licenses"), and any action of the FCC with respect to each FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each main FCC License is shown on Schedule 3.6.

         (b) The FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the "Act"), and (ii) constitute all the currently in effect licenses and authorizations, including amendments and modifications thereto, issued by the FCC for the operation of the Stations.

         (c) Other than as set forth in the FCC Licenses or restrictions applicable to the radio broadcast industry generally, none of the FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of the applicable Station as now conducted, and as of the Closing Date, none of the FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of such Station as currently operated.

         (d) Each Station is being operated by the applicable Seller in all material respects in accordance with the terms and conditions of the FCC Licenses and the Act, including but not limited to those pertaining to RF emissions.

         (e) No applications, complaints or proceedings are pending or, to the Knowledge of any Selling Party, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to any Station or its operation, other than actions or proceedings affecting the radio broadcasting industry in general.

         (f) Sellers have complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC with respect to each Station, and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

         (g) Other than actions or proceedings affecting the radio broadcasting industry in general or facts relating to Buyer, no Seller has Knowledge of matters (i) which might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any material fines or forfeitures by the FCC against any Selling Party, or (ii) which might reasonably be expected to result in the FCC's denial or delay of approval of the assignment to Buyer of any FCC License or the imposition of any Material Adverse Condition in connection with approval of the transfer to Buyer of any FCC License.

         (h) There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any Station or its operation.

         (i) True, complete and accurate copies of all FCC Licenses material to the operation of each Station as now conducted have been delivered by Sellers to Buyer.

         (j) Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of the Stations as previously and currently operated by Sellers.

         3.7      STATION AGREEMENTS.

         (a) Schedule 3.7(a) lists all agreements, contracts, understandings and commitments (including, without limitation, programming agreements which may be listed on Schedule 3.7(b)) as of the date indicated thereon for the sale of time on any Station for other than monetary consideration ("Trade Agreements"), and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the estimated financial value of the goods or services to be received by each Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date involving broadcast time of more than $25,000, including all amendments, modifications and supplements thereto, have been delivered to Buyer, and each Trade Agreement involving broadcast time of more than $25,000 entered into by any Seller between the date of this Agreement and Closing shall be promptly delivered to Buyer.

         (b) Schedule 3.7(b) lists all the following types of agreements used in or relating to the operation of each Station:

                  (i) Agreements for sale of broadcast time on such Station for monetary consideration that (A) are not terminable by Sellers without charge or penalty upon thirty (30) days or less prior written notice and (B) involve broadcast time of more than Twenty-Five Thousand Dollars ($25,000);

                  (ii)     All network affiliation agreements;

                  (iii) All sales agency or advertising representation contracts;

                  (iv) Each lease of any Sale Asset (including a description of the property leased thereunder) other than such agreements not requiring expenditures of more than $25,000 in any calendar year and having a term (after taking into account any cancellation right of Sellers without charge or penalty) of one (1) year or less) except for leases of Real Property listed on Schedule 3.9;

                  (v)      All collective bargaining agreements;

                  (vi) All severance agreements, employment agreements, talent agreements and agreements with independent contractors, other than such agreements that (A) do not provide for any severance payments or benefits, (B) do not require expenditures of more than $25,000 in any calendar year and (C) have a term (after taking into account any cancellation right of Sellers without charge or penalty) of one (1) year or less;

                  (vii) All agreements requiring such Station to acquire goods or services exclusively from a single supplier or provider, or prohibiting such Station from providing certain goods or services to any Person other than a specified Person;

                  (viii) All agreements that have a remaining term (after taking into account any cancellation rights of Sellers without charge or penalty) of more than one (1) year or involve a commitment of more than $25,000; and

                  (ix) Any other agreement that is material to the business, operations, financial condition or results of operations of any Station.

True and complete copies of all the foregoing Station Agreements that are in writing, and true and accurate summaries of all the foregoing Station Agreements that are oral, including all amendments, modifications and supplements, have been delivered to Buyer. The Stations Agreements that are not described in
Section 3.7(a) or in the foregoing clauses (i) through (ix) of this Section 3.7(b) (without regard to the monetary thresholds set forth in Section 3.7(a) or in such clauses of Section 3.7(b)) do not involve commitments by parties thereto with an aggregate fair market value of more than One Hundred Fifty Thousand Dollars ($150,000).

         (c) Schedule 3.7(c) lists all of the contracts and agreements used in or relating to the operation of the Stations to which an Affiliate of any Seller is a party (other than agreements for sale of broadcast time on the Stations and KDNL-TV for monetary consideration entered into in the ordinary course of business that involve broadcast time on the Stations of less than Twenty-Five Thousand Dollars ($25,000)). True and complete copies of those in writing have been delivered to Buyer, and summaries of those that are oral are set forth on Schedule 3.7(c).

         (d) With respect to the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of a Station, except as set forth in the Schedules, (i) such Station Agreements are valid, binding, in full force and effect, and enforceable in accordance with their terms except as the enforceability of such Contracts may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies; (ii) neither Sellers nor, to the Knowledge of any Seller, any other party is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default under, any such Station Agreements;
(iii) neither Sellers nor any Affiliate of Sellers has granted or been granted any material waiver or forbearance with respect to any such Station Agreements;
(iv) the applicable Seller holds the right to enforce and receive the benefits under all such Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of any Seller or any Affiliate of any Seller under any such Station Agreements is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; and (vi) except as set forth on Schedule 3.7(a), 3.7(b) or 3.9, no consent or approval by each party to any such Station Agreements is required thereunder for the consummation of the transactions contemplated hereby.

         3.8      TANGIBLE PERSONAL PROPERTY.

         (a) Schedule 3.8 lists, as of the date noted on such Schedule, all Tangible Personal Property (other than Excluded Assets, office supplies and other incidental items) material to the conduct of the business and operations of each Station as now operated.

         (b) Except as specified on Schedule 3.8, the equipment constituting a part of the Tangible Personal Property used in or necessary for the operation of each Station as now operated by any Seller has been properly maintained in all material respects in accordance with industry practices, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies in all material respects with the Act and other applicable material laws, rules, regulations and ordinances.

         3.9      REAL PROPERTY.

         (a) The list of Real Property set forth on Schedule 3.9 is a correct and complete list of all of the interests in real estate which any Seller holds or which are used to any material extent in the operation of any Station.

         (b) Each Seller holds good fee simple title to each parcel of Real Property listed in Schedule 3.9 as owned by the Seller (the "Owned Real Property") free and clear of any Liens except (i) Liens described on Schedule 3.5(b) which Sellers shall cause to be released prior to Closing, and (ii) Permitted Liens. To each Seller's Knowledge, except as set forth on Schedule 3.9, there is no pending, threatened or contemplated action to take by eminent domain or to condemn any of the Real Property.

         (c) Each lease (including all amendments, modifications and supplements) under which any Seller leases an interest in any of the Real Property (each, a "Real Property Lease") is specified, and each leased Real Property, including but not limited to studio and office space and each transmitter or antenna site (the "Leased Real Property"), and its use by any Seller are identified, on Schedule 3.9. Except as set forth on such Schedule, such Seller holds good title to the lessee's interest under each Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Real Property Leases, including all amendments, modifications and supplements, have been delivered to Buyer.

         (d) Except as set forth on the Schedules hereto, (i) each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms; (ii) neither Sellers nor, to the Knowledge of any Seller, any other party is in material default under any Real Property Lease; (iii) to the Knowledge of each Seller, there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default under, or result in the material breach of, any Real Property Lease, nor has any Selling Party received written notice alleging any such event has occurred; (iv) none of the rights of the applicable Seller under any Real Property Lease is subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement; (v) no consent or approval by any party to any Real Property Lease is required for the consummation of the transactions contemplated hereby; and (vi) no Seller has granted or been granted any material waiver or forbearance with respect to any Real Property Lease.

         (e) All improvements on the Real Property owned by any of the Sellers are in compliance in all material respects with applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations, and the use by any Seller of each portion of the Real Property complies in all material respects with applicable zoning and land use laws, ordinances and regulations. Each Seller's improvements on the Real Property are in good working condition and repair (subject to ordinary wear and tear).

         3.10     INTELLECTUAL PROPERTY.

         Schedule 3.10 lists all trade names, trademarks, service marks, copyrights and patents constituting the Intellectual Property, including all registrations, applications and licenses for any of the Intellectual Property. Except as disclosed on Schedule 3.10:

         (a) To the Knowledge of each Seller, the applicable Seller owns, free and clear of Liens other than Permitted Liens, all right and interest in, and right and authority to use, or has a valid license to use, in connection with the conduct of the business of the applicable Station as presently conducted, all of the Intellectual Property listed on Schedule 3.10, and all of the rights and properties constituting a part of the Intellectual Property are in full force and effect.

         (b) There are no outstanding or, to the Knowledge of any Seller, threatened judicial or adversary proceedings with respect to any of the Intellectual Property.

         (c) No Selling Party has granted to any other person or entity any license or other right or interest in or to any of the Intellectual Property or to the use thereof.

         (d) No Seller has Knowledge of any infringement or unlawful use of any of the Intellectual Property.

         (e) To each Seller's Knowledge, no Seller has violated any provisions of the Copyright Act of 1976, 17 U.S.C.Section101, et seq., in any material respect.

         (f) Sellers have delivered to Buyer copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

         3.11     FINANCIAL STATEMENTS.

         Attached as Schedule 3.11 are:

         (a) The unaudited balance sheets of each Seller as of December 31, 1998 and 1999;

         (b) The unaudited balance sheet of each Seller as of April 30, 2000 (the "Interim Balance Sheet");

         (c) The unaudited consolidated income statements of Sinclair Radio for the years ended December 31, 1998 and 19 99, and for the interim period ended April 30, 2000;

         (d) The unaudited income statements of Radio Licensee for the years ended December 31, 1998 and 1999, and for the interim period ended April 30, 2000;

         (e) The unaudited broadcast cash flow statements for KIHT for the years ended December 31, 1998 and 1999, and for the interim period ended April 30, 2000;

         (f) The unaudited combined broadcast cash flow statements for KPNT, WVRV and KXOK for the years ended December 31, 1998 and 1999, and for the interim period ended April 30, 2000; and

         (g) The unaudited combined broadcast cash flow statements for WIL and WRTH for the years ended December 31, 1998 and 1999, and for the interim period ended April 30, 2000.

To the extent each financial statement (i.e., balance sheet, income or broadcast cash flow statement) referred to in this Section 3.11 relates to the period of time during which, or a date on which, the Station or Stations covered by such financial statement were owned by Sellers (or any Affiliate thereof), such financial statement (i) has been prepared from and accurately reflects the books and records of Sellers and (ii) and has been prepared, and presents fairly and accurately the financial condition of the Station or Stations covered by such financial statement as at its date or the results of operations of such Station or Stations for the period then ended, in conformity with generally accepted accounting principles applied in a manner consistent with the preparation of the most recent audited financial statements of Parent, except for the absence of footnotes and certain normal and recurring year-end adjustments, none of which will be material to the results of operations or financial condition of any such Station. Except as specifically stated in Section B of Schedule 3.11, none of such financial statements understates in any material respect the normal and customary costs and expenses of conducting the business or operations of any of the Stations as currently conducted, or otherwise materially inaccurately reflects the results of operations of any of the Stations; provided, that the foregoing representations regarding each such financial statement are given only to each Seller's Knowledge with respect to any Station for any period of time or date covered by such financial statement during or on which neither Sellers nor an Affiliate thereof owned the Station.

         3.12     ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since the date of the Interim Balance Sheet and through the date hereof, other than as described on Schedule 3.12:

         (a) There has not been any damage, destruction or other casualty loss with respect to the Sale Assets (whether or not covered by insurance) which, individually or in the aggregate has had or is reasonably likely to have a Material Adverse Effect.

         (b) None of Sellers or the Stations has suffered any adverse change or development which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

         (c)      No Seller has:

                  (i) amended or terminated any Station Agreement except in the ordinary course of business consistent with past practices, or any Real Property Lease (other than amendment, noted on Schedule 3.9 hereto);

                  (ii) mortgaged, pledged or subjected to any Lien, any of the Sale Assets, except for Permitted Liens;

                  (iii) acquired or disposed of any Sale Assets or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practices;

                  (iv) entered into any agreement, commitment or other transaction except those that (A) were entered into in the ordinary course of business consistent with past practice or (B) are not material to the assets, business, operations, results of operations or financial condition of any Station;

                  (v) paid any bonus to any officer, director or employee or granted to any officer, director or employee any other increase in compensation in any form, except in the ordinary course of business consistent with past practices;

                  (vi) adopted or amended any collective bargaining, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding) or made any material changes in its policies of employment;

                  (vii) entered into any agreement (other than agreements that will be terminated prior to Closing) with any Affiliate of any Seller; or

                  (viii) operated its business other than in the ordinary course consistent with past practices.

         3.13     LITIGATION.

         Except as described in Schedule 3.13, (i) there are no actions, suits, claims, investigations or administrative or arbitration proceedings pending or, to the Knowledge of any Seller, threatened against any Seller before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign, that relates to any Station or the Sale Assets; (ii) neither any Seller nor, to the Knowledge of any Seller, any of the officers or employees of any Seller, has been charged with, or to the Knowledge of any Seller, is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such officer's or employee's employment at any Station or with any Seller; and (iii) neither any Seller, any properties or assets of any Seller nor, to the Knowledge of any Seller, any officer or employee of any Seller is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business of any Seller which, individually or in the aggregate, has had or is reasonably likely to have a Material

Adverse Effect or materially impair the ability of any Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

         3.14     LABOR MATTERS.

         (a)      Except as listed on Schedule 3.14(a):

                  (i) To each Seller's Knowledge, no present or former employee or independent contractor of any Station has a pending claim or charge which has been asserted or threatened against any Seller for
         (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any material violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any material violation of occupational safety or health standards.

                  (ii) There is not pending or, to the Knowledge of any Seller, threatened against any Seller any labor dispute, strike or work stoppage that affects or interferes with the operation of any Station, and no Seller has Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any Station. There are no material unresolved unfair labor charges against any Seller, and no Seller has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months.

         (b) Except as set forth on Schedule 3.7(b), (i) no Selling Party is a signatory or a party to, or otherwise bound by, a collective bargaining agreement now in effect which covers employees or former employees of any Station, (ii) no Selling Party has agreed to recognize any union or other collective bargaining unit with respect to any employees of any Station, and
(iii) no union or other collective bargaining unit has been certified as representing any employees of any Station.

         (c) Schedule 3.14(c) sets forth a true and complete list, as of the date set forth on such list, of all persons employed by a Seller in connection with the operation of a Station who earn more than $15,000 per year, and states for each such employee the date hired, the current level of compensation (including any projected bonus) payable to such employee (limited in the case of each employee who is compensated on a commission basis to a description of the manner in which such commissions are determined and the specification of compensation earned by such employee in 1999), and whether such employee is employed under a written contract or is covered by a written severance agreement. Except pursuant to written employment agreements and written severance agreements listed on Schedule 3.7(b), the only severance obligations of Sellers are set forth on Schedule 3.14(c). A true and complete copy of any handbook, policy manual or similar written guidelines furnished to employees of any Station has been delivered to Buyer.

         3.15     EMPLOYEE BENEFIT PLANS.

         (a) All compensation or benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of any Station or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and dependents herein referred to collectively as the "Employees") which are or have been established or maintained and are currently in effect, or to which contributions are being made by any Selling Party or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with any Selling Party under Section 414 of the Code (such other trades and businesses referred to collectively as the "Related Persons") or to which any Selling Party or any Related Person is obligated to contribute, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements (collectively, the "Benefit Plans"), are disclosed in Schedule 3.15. Except pursuant to a Benefit Plan disclosed in Schedule 3.15, the severance policy described on Schedule 3.14(c) or any agreements disclosed in Schedule 3.7(b), no Selling Party has fixed or contingent liability or obligation to any of the Employees or to any person whose services are or were provided as an independent contractor to any Seller or any Station.

         (b) All Benefit Plans (other than the Assumed Plans, with respect to which this representation is limited to each Seller's Knowledge) have been administered and are in compliance in all material respects with the terms of the Benefit Plans and applicable provisions, if any, of ERISA and the Code and all other applicable law. No Selling Party or any Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against Buyer, a Station or the Sale Assets.

         (c) Other than the Assumed Plans, no Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "Multiemployer Plan").

         (d) No Selling Party or any Related Person has, to any Seller's Knowledge, incurred or expects to incur any material withdrawal liability with respect to a

Multiemployer Plan under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any entity which is considered a predecessor of any Selling Party or one employer with any Selling Party under Section 4001 of ERISA.

         (e) All contributions required to have been made by any Selling Party under the terms of any Benefit Plan or applicable law have been timely made.

         (f) No Selling Party has any unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan other than continuation coverage required by law, provided that this representation is limited to the Knowledge of Sellers to the extent it relates to the Assumed Plans.

         (g) No Selling or any Related Person has incurred any material liability under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to each Seller's Knowledge, no event or condition has occurred or exists which would result in any such material liability to any Selling Party.

         3.16     COMPLIANCE WITH LAW.

         Sellers have operated and are operating each Station in all material respects in compliance with the Act and all other material federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and except as specified on Schedule 3.16, no Seller has received any written notice of material noncompliance pertaining to any operation of any Station that has not been cured.

         3.17     TAX RETURNS AND PAYMENTS.

         (a) Except as set forth in Schedule 3.17, each Selling Party has filed all Tax Returns required to be filed by a Selling Party, including filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto have been paid, except for any such Taxes that are being contested in good faith for which adequate reserves have been made on a Selling Party's financial statements.

         (b) Except as set forth in Schedule 3.17, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against any Selling Party, (ii) no Selling Party has received written notice of any such deficiency, delinquency or default, and (iii) to each Seller's Knowledge, no taxing authority is now threatening to assert any such deficiency, delinquency or default and, to each Seller's Knowledge, there is no reasonable basis for any such assertion.

         (c) No Tax is required to be withheld by Buyer pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

         (d) Each Selling Party has withheld any Tax required to be withheld by such Selling Party under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of such Selling Party.

         3.18     ENVIRONMENTAL MATTERS.

         (a) Except as set forth on Schedule 3.18, Sellers have obtained all material environmental, health and safety permits necessary for the operation of each Station, all such permits are valid and in full force and effect, and Sellers are in compliance in all material respects with all terms and conditions of such permits.

         (b) Except as set forth on Schedule 3.18, there is no proceeding pending or, to any Seller's Knowledge, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of the Stations, and to each Selling Party's Knowledge, there is no basis for any such proceeding.

         (c) Except as set forth on Schedule 3.18, to each Seller's knowledge, each Seller has operated and is operating in all material respects in compliance with all material federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable to such Seller relating to environmental matters.

         (d) Except as set forth on Schedule 3.18, to each Seller's knowledge, there are no conditions or circumstances associated with the Sale Assets which may give rise to any material liability or material cost under applicable environmental law. Except as listed on Schedule 3.18, no Seller owns or uses any electrical or other equipment containing polychlorinated biphenyls.

         (e) For the purposes of this Section 3.18, (i) "hazardous materials" shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, and (ii) "environmental law" shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

         (f) Except as set forth on Schedule 3.18, with respect to the operation of any Station, no Seller has filed or, to any Seller's knowledge, been required to file any notice under any applicable material law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. Section9601, et seq. ("CERCLA") or any other applicable environmental law or regulation has been or, to any Seller's Knowledge, was required to be filed.

         (g) Except as set forth on Schedule 3.18, no Selling Party has received any notice letter under CERCLA or any other written notice, and, to each Seller's Knowledge, there is no investigation pending or threatened, to the effect that any Seller has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment or for the suspected unlawful presence of hazardous material thereon nor, to any Seller's Knowledge, does there exist any basis for such investigation.

         3.19     BROKER'S OR FINDER'S FEES.

         Except as set forth on Schedule 3.19, no agent, broker, investment banker or other person or firm acting on behalf of or under the authority of any Selling Party or any Affiliate of any Selling Party is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

         3.20     INSURANCE.

         Schedule 3.20 lists and briefly describes each insurance policy currently maintained by any Seller with respect to the assets and business of any Station. All of such insurance policies are in full force and effect, and no Seller is in default with respect to its obligations under any such insurance policy and has not been denied insurance coverage thereunder.

         3.21     TRANSACTIONS WITH AFFILIATES.

         Except as described on Schedule 3.21, no Seller has been involved in any business arrangement or relationship relating to any Station with any Affiliate of any Seller, and no Affiliate of any Seller owns any property or right, tangible or intangible, which is used in the operation of any Station or is material to the Sale Assets or the business, operations, financial condition or results of operations of any Station.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Selling Parties as follows:

         4.1      ORGANIZATION AND GOOD STANDING.

         Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Buyer has all requisite corporate power to own, operate and lease its properties and carry on its business as it is now being conducted and as the same will be conducted following the Closing. Prior to the Closing Date, Buyer will be qualified to do business in each of the States in which any of the Stations are located.

         4.2      AUTHORIZATION AND BINDING EFFECT OF DOCUMENTS.

         Buyer has all requisite corporate power and authority to enter into this Agreement and the other Documents, to consummate the transactions contemplated by this Agreement and the other Documents and to own the Sale Assets. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         4.3      ABSENCE OF CONFLICTS.

         Except as set forth on Schedule 4.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the articles of incorporation or by-laws of Buyer, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which Buyer is bound or affected, or any law, statute, rule, judgment, order or decree to which Buyer is subject.

         4.4      CONSENTS.

         Except as set forth on Schedule 4.3 and except for any necessary clearances or approvals under the HSR Act or the Act, the execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other Person.

         4.5      BROKER'S OR FINDER'S FEES.

         No agent, broker, investment banker, or other person or firm acting on behalf of Buyer or under its authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer in connection with the transactions contemplated by this Agreement.

         4.6      LITIGATION.

         There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Buyer, threatened against Buyer that would give any third party the right to enjoin or delay the transactions contemplated by this Agreement.

         4.7      BUYER'S QUALIFICATION.

         Except as disclosed in Schedule 4.7, Buyer is, and at all times between the date hereof and up until and including Closing will be, legally, financially and otherwise qualified under the Act, HSR Act and all rules, regulations and policies of the FCC, the Department of Justice, the Federal Trade Commission (the "FTC") and any other governmental agency, to acquire and operate the Stations. Except as disclosed in Schedule 4.7, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Act or HSR Act or otherwise from acquiring or operating the Stations or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer or the Department of Justice and the FTC not to allow the waiting period under the HSR Act to terminate within thirty (30) days of the filing provided for in Section 5.3. Except as disclosed in Schedule 4.7, Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, (b) lead to a material delay in the processing by the FCC of the applications for such assignment or (c) lead to a material delay in the termination of the waiting period required by the HSR Act. Except as disclosed in Schedule 4.7, no waiver of any

FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

         4.8      AVAILABILITY OF FUNDS.

         Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

         4.9      WARN ACT.

         Buyer is not planning or contemplating and has not made or taken any decisions or actions concerning the employees of the Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Restraining Notification Act of 1988, as amended, or any similar state law.

         4.10     BUYER'S DEFINED CONTRIBUTION PLAN.

         Schedule 4.10 completely and accurately lists all Buyer's defined contribution plan or plans (the "Buyer's 401(k) Plan") intended to be qualified under Section 401(a) and 401(k) of the Code in which the Transferred Employees will be eligible to participate. Buyer has a currently applicable determination letter from the Internal Revenue Service.


                                    ARTICLE V
                                OTHER COVENANTS

         5.1      CONDUCT OF EACH STATION'S BUSINESS PRIOR TO THE CLOSING DATE.

         Selling Parties covenant and agree with Buyer that from the date hereof through the Closing Date, or the termination of this Agreement if earlier, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall:

         (a) Operate each Station in the ordinary course of business consistent with past practices, including (i) incurring promotional expenses substantially consistent with the amount currently budgeted, (ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace assets that are damaged or destroyed, (iii) using commercially reasonable efforts to preserve the Station's present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Station consistent in all material respects with the type and quantity of the Station's programming consistent with past practice, and (iv) continuing the Station's usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

         (b) Operate each Station and otherwise conduct its business in all material respects in compliance with the terms or conditions of its FCC Licenses, the Act, and all other material rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of the operation of such Station;

         (c) Maintain each Seller's books and records in accordance with generally accepted accounting principles on a basis consistent with prior periods;

         (d) Promptly notify Buyer in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Stations Agreements which are, individually or in the aggregate, material to the Sale Assets or the business, operations, financial condition or results of operations of any Station;

         (e) Timely comply in all material respects with the Stations Agreements which are individually or in the aggregate, material to the Sale Assets or the business, operations, financial condition or results of operations of any Station;

         (f) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Sale Assets except for dispositions of assets that (i) are in the ordinary course of business consistent with past practice and (ii) if material, are replaced by similar assets of substantially equal or greater value or utility;

         (g) Not amend, enter into, renew or extend, except in the ordinary course of business consistent with past practice, any Trade Agreement; any personal property lease that would cause the aggregate rent required to be paid under personal property leases (including amendments) entered into after the date of this Agreement to exceed in the aggregate Twenty-Five Thousand Dollars ($25,000.00); any studio or office lease; antenna or transmitter space lease; network affiliation agreement; programming agreement; or any agreement described in Section 3.7(b)(vii);

         (h) Not enter into, amend, renew or extend any employment or talent contracts or other Station Agreements except on terms comparable to those of Station

Agreements now in existence and otherwise in the ordinary course of business consistent with past practices;

         (i) Maintain technical equipment currently in use in good operating condition and repair except for ordinary wear and tear;

         (j) Not increase in any manner the compensation (including severance pay or plans) or benefits of any employees, independent contractors, consultants or commission agents of any Seller or any Station, except in the ordinary course of business consistent with past practice, as required by an employment or consulting agreement or in connection with and commensurate with a change in responsibility;

         (k) Not enter into any agreement relating to any Station (other than agreements that will be terminated prior to Closing) with any Affiliate of any Seller;

         (l) Except as required by law, not voluntarily enter into or amend any collective bargaining agreement applicable to any employees of any Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of any Station to provide that it shall be binding upon any "successor" employer or such employees; and

         (m) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement.

         5.2.     NOTIFICATION OF CERTAIN MATTERS.

         Selling Parties shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Selling Parties, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations and warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by either of them under this Agreement.

         5.3      HSR FILINGS.

         Within ten (10) days after the execution of this Agreement, Selling Parties and Buyer shall make the filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with the transactions contemplated by this Agreement (the "HSR Filings"). Sellers and Buyer shall use their commercially reasonable efforts to diligently take, or to fully cooperate in the taking of, all necessary and proper steps, including (in the case of Buyer) consummating the Planned Divestiture, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act.

         5.4      FCC FILING.

         (a) Within ten (10) business days after the execution of this Agreement, Selling Parties and Buyer shall file all applications with the FCC necessary to obtain the FCC Order (except for those applications that will be required in connection with the Planned Divestiture), and shall cooperate in taking all commercially reasonable action necessary and proper to promptly obtain the FCC Order without a Material Adverse Condition and shall cooperate in taking all commercially reasonable action necessary and proper to cause the FCC Order to become a Final Action as soon as practicable, provided that (i) commercially reasonable action shall not include payment or providing of material consideration to settle with an objecting party, and (ii) Buyer shall not be obligated to consummate the Planned Divestiture except in accordance with
Section 5.16. Buyer and Sellers shall oppose and file such papers and pleadings with the FCC or other appropriate forum opposing and objecting to any petitions to deny or other objections filed with respect to the application for the FCC Consent and any requests for reconsideration or judicial review of the FCC Consent.

         (b) If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Article X, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the effective period of the FCC Consent shall limit the exercise by either party of its right to terminate the Agreement under Article X.

         5.5      TITLE; ADDITIONAL DOCUMENTS.

         At the Closing, Sellers shall transfer and convey to Buyer good title to all of the Sale Assets free and clear of any Liens except Permitted Liens. Sellers shall execute or cause to be executed such documents, in addition to those delivered at the Closing, as may be necessary to confirm in Buyer such title to the Sale Assets and to carry out the purposes and intent of this Agreement, which documents shall be in a form reasonably acceptable to Buyer and Sellers. Buyer shall execute or cause to be executed such documents, in addition to those delivered at Closing, as may be necessary to confirm Buyer's assumption of the Assumed Obligations, which documents shall be in a form reasonably acceptable to Buyer and Sellers.

         5.6      OTHER CONSENTS.

         Selling Parties shall use their commercially reasonable efforts to obtain the consents or waivers to the transactions contemplated by this Agreement required under the Station Agreements without any condition or modification adverse to Buyer or any Station, and Buyer shall cooperate as reasonably requested by Selling Parties in assisting Selling Parties to obtain such consents. Neither Selling Parties nor Buyer shall be required to pay or grant any material consideration in order for Selling Parties to obtain any such consent or waiver except that Selling Parties shall be required to obtain releases of Liens (other than Permitted Liens) which encumber any of the Sale Assets with Selling Parties being permitted to use the proceeds delivered by Buyer at Closing in order to obtain such releases.

         5.7      INSPECTION AND ACCESS.

         Sellers will, prior to the Closing Date, make available the assets, books, accounting records, correspondence and files of Sellers (to the extent related to the operation of the Stations) for examination by Buyer, its officers, attorneys, accountants and agents, with the right to make copies of all or portions of such books, records and files. Such access will be available during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Stations. Sellers will furnish to Buyer monthly unaudited financial statements corresponding to and prepared in a manner consistent with the unaudited statements identified in Section 3.11, and such additional financial, operating and other information regarding Sellers or the Stations as Buyer may reasonably request. If Closing occurs, the books, records and files that are not part of but relate to the Sale Assets shall be preserved and maintained by Sellers for four (4) years after the Closing, and the books, records and files that are part of the Sale Assets shall be maintained and preserved by Buyer for a period of four (4) years after the Closing. Each such party shall give the other party and its authorized representatives, during normal business hours, such access to, and the opportunity at the other party's expense to copy, such books and records retained by it as reasonably requested by the other party.

         5.8      CONFIDENTIALITY.

         Subject to Section 5.15, all information delivered or made available to Buyer or Buyer's representatives or otherwise disclosed in writing by the Selling Parties (or their representatives) before or after the date hereof, in connection with the transactions contemplated by this Agreement, shall be kept confidential by Buyer and its representatives and shall not be used other than as contemplated by this Agreement, except to the extent (i) such information was otherwise publicly available when received, (ii) is or hereafter becomes lawfully obtainable from third parties not related to Buyer or its Affiliates, (iii) such information is required to be disclosed by law, judicial or other governmental rule or order, or the rules of any stock exchange, (iv) such duty as to confidentiality is waived in writing by Sellers or (v) such information is provided by Buyer to a buyer of one or more of the Stations resold by Buyer as part of the Planned Divestiture, provided that such buyer is bound by a confidentiality agreement (of which buyer affirmatively acknowledges Sellers are third party beneficiaries) as restrictive as the foregoing provisions of this Section 5.8 and the Confidentiality Agreement referred to in the immediately following sentence. Buyer shall continue to be bound by the terms and conditions of the Confidentiality Agreement dated June 25, 1999 between the parties hereto, subject, however, to clause (v) of the foregoing sentence.

         5.9      PUBLICITY.

         The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which will not be unreasonably withheld), except as required by law or applicable regulations, in which case the party issuing the press release or announcement shall provide the other party with a copy thereof sufficiently in advance of such issuance to permit the other party to comment thereon. The parties further agree that they shall not, and shall direct their employees located in, or having responsibilities with respect to the St. Louis Market not to, publicly discuss the transaction contemplated hereby or the Planned Divestiture with any advertisers on, or vendors to, the Stations.

         5.10     MATERIAL ADVERSE EFFECT.

         Buyer and Selling Parties will promptly notify the other party of any event of which Buyer or Selling Parties, as the case may be, obtains knowledge which has had or could reasonably be expected to have Material Adverse Effect.

         5.11     COMMERCIALLY REASONABLE EFFORTS.

         Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         5.12     FCC REPORTS AND APPLICATIONS.

         Sellers shall file, on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to the Stations. In addition, Sellers shall timely file all applications necessary for renewal of any of the FCC Licenses, shall prosecute each such application with diligence, shall in each case seek renewal for a full term, and shall diligently oppose any objection to, appeal from or petition to reconsider the grant of any such renewal application.

         5.13     TAX RETURNS AND PAYMENTS.

         Selling Parties will timely file with the appropriate governmental agencies all Tax Returns required to be filed by Selling Parties with respect to the Stations prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by the Selling Parties.

         5.14     NO SOLICITATION.

         From the date hereof until the earlier of Closing or termination of this Agreement, none of the Selling Parties or any Affiliate of any Selling Party shall directly or indirectly (i) knowingly discuss, solicit or encourage any proposal or offer from any Person relating specifically to the acquisition or purchase of any interest in any Seller or any material assets of any Station or any merger, consolidation or other business combination with any Seller (each an "Acquisition Proposal"), or (ii) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition Proposal; provided, nothing contained herein shall apply to limit discussions, negotiations, etc. relating to a sale of any stock of Parent or of all or substantially all of Parent's broadcast properties (other than the Stations) and/or non-broadcast properties. Selling Parties shall promptly notify Buyer in writing if an Acquisition Proposal is made after the date of this Agreement.

         5.15     AUDITED FINANCIAL STATEMENTS.

         Selling Parties recognize that Buyer is a publicly reporting company and agrees that Buyer shall be entitled at Buyer's expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant. Selling Parties agree to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards and using their commercially reasonable efforts to obtain the consent of Sellers' independent accounting firm to permit Buyer and Buyer's auditors to have access to such firm's workpapers. Under no circumstance shall the preparation of any financial statements pursuant to such audit: (a) require any Seller to change or modify any accounting policy, (b) cause any unreasonable disruption in the business or operations of any Station, or (c) cause any delay that is more than de minimis in any internal reporting requirements of any Seller.

         5.16      PLANNED DIVESTITURE.

         Buyer shall use its commercially reasonable efforts to consummate the Planned Divestiture as promptly as practicable on terms and conditions acceptable to Buyer within its reasonable judgment and with a third-party buyer that (i) is not an Affiliate of Buyer, (ii) is not a trust in which Buyer has a direct or indirect beneficial interest, and (iii) will not cause Buyer, after consummation of the Planned Divestiture, to have an attributable interest under the Act in any of the Excess Stations.

         5.17     DISCLOSURE SCHEDULES.

         Sellers and Buyer acknowledge and agree that Sellers shall not be liable for the failure of the Schedules to be accurate as a result of the operation of the Stations prior to a Closing in accordance with Section 5.1 of this Agreement. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules if such relevance is readily apparent from examination of such Schedules.

         5.18     BULK SALES LAW.

         Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.

         5.19     COOPERATION ON TAX MATTERS.

         Buyer agrees to cooperate as reasonably requested by Sellers in effecting a tax-deferred like-kind exchange under Section 1031 of the Code in which Buyer will acquire the Sale Assets from Sellers and Sellers will assign all or part of their rights (but not their obligations) under this Agreement to a "qualified intermediary" (as defined in Treas. Reg. 1.1031(k)-(g)(4)); provided that (i) such exchange will not cause the Closing Date to be delayed beyond the first date on which Buyer would otherwise be entitled to close its purchase of the Sale Assets under this Agreement, (ii) Buyer is reimbursed by Sellers for all of its costs and expenses incurred in cooperating with Sellers to effect such exchange, (iii) Buyer is not required to incur or assume any liability or obligation in addition to the liabilities and obligations Buyer is required to incur or assume under the terms of this Agreement determined as if this Section 5.19 were not included in this Agreement (other than costs and expenses reimbursed by Sellers), (iv) Sellers' ability to effect the exchange shall not constitute a condition precedent to the Selling Party's obligation to close the sale of the Sale Assets to Buyer in accordance with the terms and conditions of this Agreement (excluding this Section 5.19), and (v) the Selling Parties shall indemnify Buyer from and against any and all Losses arising from, relating to or in connection with such exchange (other than Losses resulting from (A) Buyer's breach of this Section 5.19 or (B) any liability or obligation Buyer is required to incur or assume under the terms of this Agreement determined as if this Section 5.19 were not included in this Agreement), and indemnification of such Losses shall not be subject to or count against the Threshold or the Cap.

         5.20     LEASE OF STUDIO AND OFFICE SPACE.

         On the Closing Date, Buyer as lessee shall, and the Selling Parties shall cause the owner of the real property located at 1215 Cole Street, St. Louis, Missouri, as lessor to, enter into a lease for use of studio and office space for the operation of KPNT, WVRV and KXOK in the form and substance of Exhibit A, under which Buyer will be entitled to sublet in whole or in part to a subsequent buyer of any of such Stations.


                                   ARTICLE VI
            CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

         Buyer's obligation to close the acquisition of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

         6.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES; CLOSING
                  CERTIFICATE.

         (a) The representations and warranties of the Selling Parties contained in this Agreement or in any other Document shall be true and correct in all material respects on the date of this Agreement, and on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time which need only be true and complete as of such date or time) with the same effect as though made on and as of the Closing Date except for changes permitted under this Agreement and except where the failure to be true and complete (determined without regard to any materiality or Knowledge qualifications therein) does not have a Material Adverse Effect.

         (b) Selling Parties shall have delivered to Buyer on the Closing Date an officer's and manager's certificate that the conditions specified in Sections 6.1(a), 6.2, 6.7, and 7.6 are satisfied as of the Closing Date.

         6.2      PERFORMANCE OF AGREEMENT.

         Each Selling Party shall have performed in all material respects all of its material covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or at Closing.

         6.3      FCC ORDER.

         (a) The FCC Order shall have been granted without any Material Adverse Condition notwithstanding that it may not have become a Final Action; provided that if a petition to deny or other third-party objection is filed with the FCC prior to the date on which the FCC Order is issued and becomes effective, and such petition or objection is not withdrawn as of such date and in the reasonable judgment of Buyer's counsel such objection would reasonably be expected to result in a reversal or rescission of the FCC Consent, then Buyer's obligation to effect the Closing shall be subject to the further condition that the FCC Order shall have become a Final Action.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

         (c) All of the FCC Licenses material to the operation of each Station as now conducted shall be in full force and effect.

         6.4      HSR ACT.

         The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         6.5       OPINIONS OF SELLING PARTIES' COUNSEL.

         Buyer shall have received (a) the written opinion or opinions of Selling Parties' counsel, dated as of the Closing Date, that (i) each Selling Party is a corporation or limited liability company, as applicable, duly formed and in good standing under the laws of the state of its formation and is in good standing and duly qualified to do business under the laws of each applicable jurisdiction, (ii) the execution, delivery and performance of the Agreement and each of the other Documents have been duly authorized by all requisite action (including any necessary shareholder or member approval) on the part of each Selling Party, and (iii) the Agreement and other Documents have been duly and validly executed and delivered by each Selling Party and constitute valid and legally binding obligations enforceable against each Selling Party in accordance with their terms, subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and general principles of equity; and
(b) the written opinion of Sellers' FCC counsel, dated as of the Closing Date, that (i) Radio Licensee holds the FCC Licenses listed in a schedule to such legal opinion, and the FCC Licenses (A) are in full force and effect and constitute all of the licenses, permits and authorizations required by the FCC for the operation of the Stations; and (B) constitute all of the licenses and authorizations issued by the FCC to the Radio

Licensee for, or in connection with, the operation of the Stations, (ii) all authorizations, approvals and consents of the FCC required under the Act to permit the assignment of the FCC Licenses by the Radio Licensee to Buyer have been obtained, are in effect, and have not been reversed, stayed, enjoined, set aside, annulled or suspended, and (iii) except as set forth in Schedule 3.6, there is no FCC or judicial order, judgment, decree, notice of apparent liability or order of forfeiture outstanding, and to counsel's knowledge, no action, suit, notice of apparent liability, order of forfeiture, investigation or other proceeding pending, by or before the FCC or any court of competent jurisdiction against any Seller that might result in a revocation, cancellation, suspension, non-renewal, short-term renewal or materially adverse modification of the FCC Licenses, except FCC proceedings generally affecting the television or radio industry. Each opinion may be subject to customary qualifications and limitations.

         6.6      REQUIRED CONSENTS.

         Selling Parties shall have obtained prior to Closing the written consents or waivers to the transactions contemplated by this Agreement, in form reasonably satisfactory to Buyer's counsel and without any adverse modification or condition that is material to Buyer or any of the Stations, which are required under each Station Agreement indicated with an asterisk on Schedule 3.9.

         6.7      DELIVERY OF CLOSING DOCUMENTS.

         Selling Parties shall have delivered or caused to be delivered to Buyer on the Closing Date each of the Documents to be delivered pursuant to Section 8.2.

         6.8      NO ADVERSE PROCEEDINGS.

         No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Buyer, that would make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

                                   ARTICLE VII
       CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLING PARTIES TO CLOSE

         The obligations of Selling Parties to close the sale of the Sale Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Selling Parties in writing:

         7.1      ACCURACY OF REPRESENTATIONS AND WARRANTIES.

         (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof, and on and as of the Closing Date with the same effect as though made on and as of the Closing Date except for changes that are not materially adverse to Sellers.

         (b) Buyer shall have delivered to Sellers on the Closing Date a certificate that the conditions specified in Sections 7.1(a), 7.2 and 6.8 are satisfied as of the Closing Date.

         7.2      PERFORMANCE OF AGREEMENT.

         Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or at Closing.

         7.3      FCC ORDER.

         (a)      The FCC Order shall have been granted.

         (b) Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to transfer of the FCC Licenses to Buyer shall have been satisfied.

         7.4      HSR ACT.

         The waiting period (including any extensions) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

         7.5      OPINION OF BUYER'S COUNSEL.

         Sellers shall have received the written opinion of Buyer's counsel, dated as of the Closing Date, that (i) Buyer is a corporation duly formed and in good standing under the laws of the state in which Buyer is incorporated, (ii) the execution, delivery and performance of the Agreement and other Documents have been duly authorized by all requisite corporate action (including any necessary shareholder approval) on the part of Buyer and (iii) the Agreement and each of the other Documents have been duly and validly executed and delivered by Buyer and constitute valid and legally binding obligations enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency and other law effecting the enforcement of creditors' rights generally and general principles of equity. The opinion of Buyer's counsel may be subject to customary qualifications and limitations.

         7.6      NO ADVERSE PROCEEDINGS.

         No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against any Seller that would restrain or make unlawful the purchase and sale of the Sale Assets as contemplated by this Agreement.

         7.7      DELIVERY OF CLOSING DOCUMENTS.

         Buyer shall have delivered or cause to be delivered to Sellers on the Closing Date each of the Documents to be delivered pursuant to Section 8.3.


                                  ARTICLE VIII
                                    CLOSING

         8.1      TIME AND PLACE.

         Closing of the purchase and sale of the Sale Assets pursuant to this Agreement (the "Closing") shall take place at the offices of Thomas & Libowitz, USF&G Tower, Suite 1100, 100 Light Street, Baltimore, Maryland 21202, at 10:00 o'clock A.M. on the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing (the "Closing Date").

         8.2      DOCUMENTS TO BE DELIVERED TO BUYER BY SELLING PARTIES.

         At the Closing, Selling Parties shall deliver to, or cause to be delivered to, Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

         (a) The opinions of Selling Parties' counsel and FCC counsel, dated the Closing Date, to the effect set forth in Section 6.5;

         (b) To the extent available from applicable jurisdictions, governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that each Selling Party is duly organized and in good standing in its state of formation and, as to each Seller, is qualified to do business and in good standing in each jurisdiction listed for such Seller in
Schedule 3.1;

         (c) A certificate of a Secretary, Assistant Secretary, or Member of each Selling Party attesting as to the incumbency of each officer or manager of such Selling

Party who executes this Agreement and any of the other Documents and to similar customary matters;

         (d) A bill of sale and other instruments of transfer and conveyance transferring the Sale Assets to Buyer, in form acceptable to Buyer in its reasonable judgment;

         (e)      The certificate described in Section 6.1(b);

         (f) A written instruction of Selling Parties to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in
Section 2.4;

         (g)      The consents or waivers prescribed in Section 6.6;

         (h) A certificate for each of the Selling Parties dated as of the Closing Date and executed by the Selling Party's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by the Selling Party's Board of Directors, members or managers as required to duly authorize and approve the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

         (i) Affidavits executed by Sellers regarding mechanic's liens sufficient to allow deletion of such liens as a standard exception in final title insurance policies to be issued pursuant to any title insurance commitments which Buyer shall have obtained to insure fee simple title to any of the Owned Real Property or leasehold title to any of the Leased Real Property;

         (j)      The lease in the form and substance of Exhibit A; and

         (k) Such additional information and materials as Buyer shall have reasonably requested in writing to evidence the satisfaction of the conditions to its obligation to close hereunder, including without limitation, any documents expressly required by this Agreement to be delivered by Selling Parties at Closing.

         8.3      DELIVERIES TO SELLERS BY BUYER.

         At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following, in each case in form and substance reasonably satisfactory to
Sellers:

         (a) The Purchase Price in accordance with Section 2.5, as adjusted under Section 2.7(d);

         (b) The opinion of Buyer's counsel, dated the Closing Date, as prescribed in Section 7.5;

         (c)      The certificate described in Section 7.1(b);

         (d) A certificate of the Secretary or Assistant Secretary of Buyer attesting as to the incumbency of each officer of Buyer who executes this Agreement and any of the other Documents and to similar customary matters;

         (e) A written instruction of Buyer to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in Section 2.4;

         (f) A certificate, dated as of the Closing Date, executed by Buyer's Secretary certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's Board of Directors, authorizing and approving the execution of this Agreement and the consummation of the transaction contemplated hereby and that such resolutions remain in full force and effect;

         (g) An assumption agreement, in form acceptable to the Selling Parties within their reasonable judgment, pursuant to which Buyer shall assume and agree to perform the Assumed Obligations;

         (h) To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of Buyer issued by the appropriate governmental authorities in the state of organization and each jurisdiction in which Buyer is required to be qualified to do business as the owner of the Stations, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date;

         (i)      The lease in the form and substance of Exhibit A; and

         (j) Such additional information and materials as Sellers shall have reasonably requested to evidence the satisfaction of the conditions to their obligation to close hereunder.

                                   ARTICLE IX
                                INDEMNIFICATION

         9.1      SURVIVAL.

         All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party, and the Closing shall not be deemed a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement or any other Documents; provided, however, that the period of survival shall, (i) with respect to the representations and warranties in Section 3.18 (Environmental Matters), end eighteen (18) months after the Closing Date, and (ii) in the case of any other representation or warranty, end twelve (12) months after the Closing Date (in each case, the "Survival Period"). No claim for breach of any representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

         9.2      INDEMNIFICATION BY SELLING PARTIES.

         (a) Subject to Section 9.2(b), Selling Parties shall, jointly and severally, indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss (each, a "Buyer's Loss") relating to, arising out of or resulting from:

                  (i) Any breach by any Selling Party of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

                  (ii) Any obligation, indebtedness or Liability of any Selling Party (other than the Assumed Obligations) regardless of whether disclosed to Buyer and regardless of whether constituting a breach by a Selling Party of any representation, warranty, covenant or agreement hereunder or under any other Document; or

                  (iii) Noncompliance by any Seller with the provisions of the Bulk Sales Act, if applicable, in connection with the transactions contemplated by this Agreement.

         (b) If Closing occurs, notwithstanding anything to the contrary contained herein, Selling Parties shall not be obligated to indemnify Buyer except to the extent that (i) the aggregate amount of Buyer's Losses exceeds Five Hundred Thousand Dollars ($500,000) (the "Threshold") (and then only to the extent the aggregate amount of Buyer's Losses exceed Two Hundred Fifty Thousand Dollars ($250,000)) and (ii) the aggregate amount of Buyer's Losses is less than Twenty-Two Million Dollars ($22,000,000) (the "Cap"), provided that any payment owed by Selling Parties to Buyer for any of Buyer's Losses pursuant to or under
Section 2.7, Section 5.19 or Section 9.2(a)(ii) or (iii) shall not be counted in determining whether the Threshold limitation is satisfied or the Cap is reached, and Buyer shall have the right to recover any such Buyer's Losses without regard to the Threshold limitation or the Cap.

         9.3      INDEMNIFICATION BY BUYER.

         Subject to Section 10.2, Buyer shall indemnify and hold harmless Selling Parties and their officers, directors, members, employees, agents, representatives, Affiliates, successors and assigns from and against, pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from:

                  (i) Any breach by Buyer of any of its representations, warranties, covenants or agreements in this Agreement or any other Document; or

                  (ii)     The Assumed Obligations; or

                  (iii) Buyer's operation of the Stations on or after the Closing Date (except for any Loss relating to, arising out of or resulting from any Excluded Asset) or Buyer's ownership of the Sale Assets.

         9.4      ADMINISTRATION OF INDEMNIFICATION.

         For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

         (a) Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the "Indemnified Party") shall reasonably promptly give written notice to the party from whom indemnification is sought (the "Indemnifying Party") setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

         (b) In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or
(ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (at each such party's own expense) who shall cooperate with one another in defending against such claim.

         (c) If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably determines is appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

         (d) Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that actual loss or prejudice occurs as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim solely by reason of any knowledge acquired on or prior to the Closing Date by an employee of any Station.

         9.5      MITIGATION AND LIMITATION OF DAMAGES .

         Each party hereto agrees to use reasonable efforts to mitigate any losses which form the basis for any claim for indemnification hereunder. Notwithstanding anything contained in this Agreement to the contrary, no party shall be entitled to punitive damages regardless of the theory of recovery.

                                    ARTICLE X
                                   TERMINATION

         10.1     RIGHT OF TERMINATION.

         This Agreement may be terminated prior to Closing:

         (a)      By written agreement of Selling Parties and Buyer; or

         (b) By written notice from a party that is not then in material breach of this Agreement if:

                  (i) The other party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating party is received by the other party; or

                  (ii) On the date that would otherwise be the Closing Date if any of the conditions precedent to the obligations of Buyer (in the case of termination by Buyer) set forth in Sections 6.1(a), 6.1(b), 6.2, 6.5, 6.6 and 6.7 of this Agreement, or any of the conditions precedent to the obligations of Sellers (in the case of termination by the Selling Parties) set forth in Sections 7.1(a), 7.1(b), 7.2, 7.5 and
         7.7 of this Agreement, have not been satisfied or waived in writing by the party with respect to which satisfaction is a condition precedent to its obligation to close (whether or not occurring as the result of a party's material breach of any provision of this Agreement); or

                  (iii) Closing does not occur within twelve (12) months after the date hereof.

         10.2     OBLIGATIONS UPON TERMINATION.

         (a) Sections 5.8, 5.9, 13.2 and 13.4 through 13.15 and Articles IX and X shall survive the termination of this Agreement and remain in full force and effect. Each party to this Agreement shall remain liable after termination for breach of this Agreement prior to termination; provided that if Closing does not occur, the aggregate liability of Buyer for breach under this Agreement shall be limited as provided in Section 10.2(c).

         (b) If this Agreement is terminated prior to Closing for any reason other than as specified in Section 10.2(c), Buyer shall be entitled to the return of the Earnest Money, in which case Buyer and Selling Parties shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Buyer.

         (c) If this Agreement is terminated prior to Closing (i) by the Selling Parties pursuant to Sections 10.1(b)(i) or 10.1(b)(ii) or (ii) by either party hereto pursuant to Section 10.1(b)(iii) if on the date of such termination pursuant to Section 10.1(b)(iii) any of the conditions precedent specified in Sections 6.3, 6.4, 7.3 and/or 7.4 shall not have occurred as a result of facts relating to Buyer or any Affiliate of Buyer (including, without limitation, as a result of the failure by Buyer to consummate the Planned Divestiture regardless of whether Buyer has used its commercially reasonable efforts to do so and has otherwise complied with its obligations hereunder), Selling Parties' sole remedy at law or in equity under this Agreement shall be (i) the termination by Selling Parties of this Agreement, and (ii) the recovery from Buyer of (A) an amount equal to the Earnest Money (the "Selling Parties' Payment Amount") and (B) Selling Parties' reasonable attorneys' fees and other costs of collection incurred by Selling Parties in enforcing their right to recover Selling Parties' Payment Amount (such fees and other costs herein referred to as "Selling Parties' Enforcement Costs"). In the event of such termination, Selling Parties shall be entitled to receive the Earnest Money in payment of Selling Parties' Payment Amount, and Buyer and Selling Parties shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Selling Parties. Selling Parties shall also be entitled to pursue any other remedy available to Selling Parties at law or in equity to recover the entire Selling Parties' Payment Amount and Selling Parties' Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Selling Parties shall be entitled shall not exceed the sum of Selling Parties' Payment Amount plus Selling Parties' Enforcement Costs. BUYER ACKNOWLEDGES AND AGREES THAT SELLING PARTIES' RECEIPT OF SELLING PARTIES' PAYMENT AMOUNT SHALL CONSTITUTE EITHER PAYMENT OF LIQUIDATED DAMAGES HEREUNDER OR CONSIDERATION IN EXCHANGE FOR SELLING PARTIES' AGREEING TO ENTER INTO A TRANSACTION WITH A PARTY SUBJECT TO CERTAIN REGULATORY RESTRICTIONS ON CONSUMMATING THE TRANSACTIONS CONTEMPLATED HEREBY, AND NOT A PENALTY, AND THAT SELLING PARTIES' PAYMENT AMOUNT IS REASONABLE IN LIGHT OF (AND IS INTENDED TO COMPENSATE THE SELLING PARTIES
FOR) THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY BUYER'S MATERIAL BREACH OR DEFAULT UNDER THIS AGREEMENT OR THE FAILURE OF THE CLOSING TO OCCUR UNDER THE CIRCUMSTANCES DESCRIBED IN FOREGOING CLAUSE (ii) OF THIS SECTION 10.2(c) (REGARDLESS OF WHETHER BUYER IS IN BREACH HEREUNDER), THE DIFFICULTY OF PROOF OF LOSS AND DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

         10.3     TERMINATION NOTICE.

         If the terminating party is entitled to terminate this Agreement pursuant to the Subsection of Section 10.1 specified in the termination notice, then termination will be deemed effected pursuant to the specified Subsection notwithstanding that termination could be effected pursuant to more than one such Subsection.

         10.4     SELLING PARTIES AS A SINGLE PARTY.

         For purposes of this Article X, (i) no Selling Party shall in any event constitute an "other party" in relation to any other Selling Party, (ii) all Selling Parties shall together constitute but a single party, and (iii) any breach of this Agreement by one Selling Party shall be deemed to constitute a breach of this Agreement by all Selling Parties.


                                   ARTICLE XI
                              CONTROL OF STATIONS

         Between the date of this Agreement and the Closing Date, Buyer shall not control, manage or supervise the operation of any Station or the conduct of its business, all of which shall remain the sole responsibility and under the control of the applicable Seller, subject to such Seller's compliance with this Agreement.


                                   ARTICLE XII
                               EMPLOYMENT MATTERS

         12.1     TRANSFER OF EMPLOYEES.

         (a) Sellers and Buyer shall cooperate in arranging a joint presentation by the Chairman of Buyer and a designated representative of Sellers to Sellers' employees promptly after the date of this Agreement. The form and substance of the presentation shall be subject to the approval of both Sellers and Buyer, which shall not be unreasonably withheld. Upon completion of the Closing, Buyer shall offer employment to each of the employees of the Stations (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other, and those hired after the date hereof in the ordinary course of business) at a comparable salary, position and place of employment as held by each such employee immediately prior to the Closing Date (such employees who are given and accept such offers of employment are referred to herein as the "Transferred Employees"). Sellers agree to cooperate fully with Buyer in connection with Buyer's offering to hire any such employees, and Sellers shall not take any action, directly or indirectly, to prevent any such employee from becoming employed by Buyer from and after the Closing; provided, however, that (i) prior to the earlier of the Closing Date or termination of this Agreement, Buyer shall not employ or solicit the employment (unless conditioned upon the occurrence of Closing) of any person employed by Sellers at a Station, (ii) all such offers of employment shall be expressly conditioned upon the occurrence of Closing, (iii) if this Agreement is terminated, Buyer shall not, for a period of one year after such termination, employ or solicit the employment of any person employed by any Seller at a Station at any time during the six-month period preceding such termination, and (iv) Sellers shall be permitted to retain (or have hired by an Affiliate of Sellers) any of the employees listed on Schedule 12.1(a), provided that (A) Sellers shall notify Buyer in writing prior to the Closing Date of each such employee who accepts such an offer of Sellers (or their Affiliates), (B) each such employee who accepts such an offer shall not be a Transferred Employee, and (C) any employment or severance agreement covering any such employee shall be an Excluded Asset and shall not be assigned to Buyer or to any extent constitute an Assumed Obligation. Nothing in this Section 12.1(a) is intended to nor shall guarantee employment for any Transferred Employee for any length of time after the Closing Date.

         (b) Except as provided otherwise in this Article XII, Sellers shall pay, discharge and be responsible for (i) all salary and wages arising out of or relating to the employment of Sellers' employees prior to Closing, and
(ii) all liabilities and obligations arising under the Benefit Plans during the period prior to Closing. Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of Transferred Employees by Buyer upon or after Closing. Buyer shall be responsible for all severance liabilities for any Transferred Employees terminated on or after the Closing Date, including, but not limited to, any such liabilities required to be paid pursuant to the severance agreements listed on Schedule 3.7(b).

         12.2     COBRA.

         Sellers shall comply with the provisions of the Continuation coverage Under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with any Seller's termination of any of its employees. Buyer shall comply with the provisions of the Continuation Coverage under Group Health Plan of ERISA, Title I, Part 6, to the extent applicable in connection with Buyer's termination of any of the Transferred Employees.

         12.3     BUYER'S EMPLOYEE BENEFIT PLANS.

         (a) Buyer shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate from time to time ("Buyer's Plans"); provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) under those Buyer's Plans constituting employee welfare benefit plans to the extent permitted under such plans with respect to Transferred Employees.

         (b) For purposes of any length-of-service requirements, waiting period, vesting periods or differential benefits based on length of service in any Buyer's Plan for which a Transferred Employee may be eligible after the Closing, Buyer shall ensure that, to the extent permitted by law, such Transferred Employee shall be given credit, in accordance with Buyer's prior service credit policy set forth on Schedule 12.3(b), for prior service with Sellers, any Affiliate of Sellers or any prior owner of the Stations. In addition, to the extent permitted under Buyer's Plans, Buyer shall ensure that each Transferred Employee receives credit under any Buyer's Plan constituting a welfare benefit plan for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under the corresponding Benefit Plan, if any, maintained by Sellers or any Affiliate of Sellers. Buyer shall provide vacation or vacation pay (to the extent Buyer provides vacation pay to its employees) to each Transferred Employee to the extent Buyer has received a credit relating to such vacation for such Transferred Employee pursuant to Section 2.7(b)(iv) in determining the Adjustment Amount. If any Transferred Employee asserts a claim against Sellers for accrued vacation that is the responsibility of Buyer under the foregoing sentence, Buyer shall, to the extent of the accrued vacation credit provided to Buyer with respect to such Transferred Employee pursuant to Section 2.7(b)(iv), indemnify, defend and hold harmless Sellers from and against any and all losses, directly or indirectly, as a result of, based upon or arising from any such claim.

         (c) As soon as practicable following the Closing Date, Buyer shall make available to the Transferred Employees Buyer's 401(k) Plan in accordance with the terms and provisions of such plan. As soon as practicable after the Closing Date, Sellers shall (i) cause the trustee under Sellers' 401(k) Plan to transfer to the trustee under Buyer's 401(k) Plan, in cash, all of the Transferred Employees' individual account balances under the Sellers' 401(k) Plan, except that to the extent such account balances consist of outstanding plan participant loan receivables, such receivables shall be transferred to Buyer's trustee in kind, and (ii) provide Buyer (A) a statement of the account balances as of the Closing Date for each Transferred Employee (including the balance of any plan participant loan receivables), (B) the documentation evidencing, and setting forth the terms and conditions applicable to repayment of, each plan participant loan receivable, and (C) such other information regarding such individual accounts and plan participant loan receivables as reasonably requested by Buyer for the administration of such accounts and receivables under Buyer's 401(k) Plan after Closing.

         12.4     UNION EMPLOYEES.

         Notwithstanding the other provisions of this Article XII, upon consummation of the Closing, Buyer shall (i) recognize the unions and labor organizations which are parties to the collective bargaining agreements set forth in Schedule 3.7(b); and (ii) assume and be responsible for the liabilities and obligations of each Seller arising under the collective bargaining agreements listed on Schedule 3.7(b), including the Assumed Plans, but only to the extent arising during and relating to any period on or after the Closing Date.

         12.5     EMPLOYMENT AGREEMENTS.

         Buyer acknowledges and agrees that Buyer's obligations pursuant to this
Article XII are in addition to, and not in limitation of, Buyer's assumption of Sellers' obligations, to the extent arising during and relating to any period on or after the Closing Date, under the written employment or talent agreements and written severance agreements which are (i) listed on Schedule 3.7(b) or (ii) hereafter entered into by any Seller prior to the Closing Date; provided, however, that notwithstanding anything contained in this Agreement to the contrary, no employment, talent or severance agreement hereafter entered into by any Seller shall constitute a Station Agreement or an Assumed Obligation unless approved by Buyer in writing, which approval will not be unreasonably withheld, delayed or conditioned.

         12.6     NO THIRD PARTY BENEFICIARIES.

         The covenants and agreements set forth in this Article XII shall be solely for the benefit of, and shall only be enforceable by, the parties to this Agreement and their permitted assigns. Without limiting the generality of the foregoing, nothing in this Agreement shall provide or be construed to provide any employees of the Selling Parties with any rights under this Agreement, and no Person, other than the parties to this Agreement, is or shall be entitled to bring any action to enforce any provision of this Agreement.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1     FURTHER ACTIONS.

         From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

         13.2     PAYMENT OF EXPENSES.

         (a) The fees for the HSR Filings, the fees for filing the applications with the FCC under Section 5.4, and the Transfer Taxes payable in connection with the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.

         (b) Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

         13.3     SPECIFIC PERFORMANCE.

         Selling Parties acknowledge that the Stations are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Selling Parties. Accordingly, as an alternative to termination of this Agreement under Section 10.1, if Buyer is not then in material default hereunder, Buyer shall be entitled, in the event of Selling Parties' breach, to enforcement of this Agreement (subject to obtaining any required approval of the FCC or the Department of Justice) by a decree of specific performance or injunctive relief requiring Selling Parties to fulfill their obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Buyer's right to recover damages and to pursue any other remedies available to Buyer for Selling Parties' breach. In any action to specifically enforce Selling Parties' obligation to close the transactions contemplated by this Agreement, Selling Parties shall waive the defense that there is an adequate remedy at law or in equity and any requirement that Buyer prove actual damages. As a condition to seeking specific performance, Buyer shall not be required to tender the Purchase Price as contemplated by Section 2.5 but shall be required to demonstrate that Buyer is ready, willing and able to tender the Purchase Price as contemplated by such Section.

         13.4     NOTICES.

         All notices, payments (unless otherwise specified herein), demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service), sent by telecopy (with receipt personally confirmed by telephone) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

         (a)      If to Buyer, to:

                           Emmis Communications Corporation
                           One Emmis Plaza
                           40 Monument Circle, Suite 700
                           Indianapolis, IN 46204
                           Attention:  Jeffrey H. Smulyan, Chairman
                           Attention:  J. Scott Enright, Esq.

                           Emmis Communications Corporation
                           15821 Ventura Boulevard, Suite 685
                           Encino, CA 91436
                           Attention: Gary Kaseff, Esq.

                  Copy to:

                           Bose McKinney & Evans LLP
                           2700 First Indiana Plaza
                           135 North Pennsylvania Street
                           Indianapolis, IN 46204
                           Attention: David L. Wills

         (b)      If to Selling Parties, to:

                           Sinclair Broadcast Group, Inc.
                           10706 Beaver Dam Road
                           Cockeysville, MD 21030
                           Attention: President

                  Copies to:

                           Sinclair Communications, Inc.
                           10706 Beaver Dam Road
                           Cockeysville, MD 21030

                           Attention: General Counsel

                           Thomas & Libowitz, P.A.
                           100 Light Street, Suite 1100
                           Baltimore, MD 21202-1053
                           Attention: Steven A. Thomas, Esq.

or to such other address as a party may from time to time give notice to the other party in writing (as provided above). Any such notice, payment, demand or communication shall be deemed to have been given or made (i) if so mailed, on the date indicated on the return receipt, and (ii) if delivered by courier or telecopy, on the date received.

         13.5     ENTIRE AGREEMENT.

         This Agreement, the Schedules, the other Documents, and the Settlement Agreement executed contemporaneously herewith constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

         13.6     BINDING EFFECT; BENEFITS.

         Except as otherwise expressly provided in this Agreement, (i) the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns, and (ii) nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         13.7     ASSIGNMENT.

         Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

         (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; provided, that no such assignment shall relieve any party of its obligations hereunder; and

         (b) Buyer may assign all of its rights under this Agreement to one or more direct or indirect wholly-owned subsidiaries of Buyer, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all respects as applied to each assignee, (ii) both Buyer and the assignees shall execute and deliver to Selling Parties a written instrument in form and substance satisfactory to Selling Parties within their reasonable judgment in which both Buyer and the assignees agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, (iii) such assignment shall not materially delay issuance of the FCC Order or expiration or termination of the waiting period under the HSR Act, and (iv) Buyer and the assignees shall deliver such other documents and instruments as reasonably requested by Selling Parties, including appropriate certified resolutions of the boards of directors of Buyer and the assignees.

         13.8     GOVERNING LAW.

         This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflicts of laws.

         13.9     AMENDMENTS AND WAIVERS.

         No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions, but any such waiver or failure to insist upon strict compliance with any obligation, representation, warranty, covenant, agreement or condition under this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         13.10    SEVERABILITY.

         Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

         13.11    HEADINGS.

         The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.


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
         13.12    COUNTERPARTS.

         This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

         13.13    REFERENCES.

         All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified. References herein to a "party" shall mean the Selling Parties on one hand and the Buyer on the other.

         13.14    SCHEDULES AND EXHIBITS.

         Unless otherwise specified in this Agreement, each Schedule and Exhibit referenced in this Agreement is attached to, and is incorporated by reference into, this Agreement.

         13.15    JOINT AND SEVERAL LIABILITY.

         Selling Parties shall be jointly and severally liable for each representation, warranty, covenant, agreement, liability or obligation of all or any one of the Selling Parties under this Agreement or any other Document whether or not otherwise indicated in this Agreement or any other Document.


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
         Executed as of the date first written above.


                                    SINCLAIR BROADCAST GROUP, INC.


                                    By:________________________________
                                    Printed Name:_______________________
                                    Its:________________________________

                                                       "Parent"


                                    SINCLAIR RADIO OF ST. LOUIS, INC.


                                    By:________________________________
                                    Printed Name:_______________________
                                    Its:________________________________


                                    SINCLAIR RADIO OF ST. LOUIS LICENSEE, LLC


                                    By:________________________________
                                    Printed Name:_______________________
                                    Its:________________________________



                                                       "Sellers"




                                    EMMIS COMMUNICATIONS CORPORATION



                                    By:________________________________
                                    Printed Name:_______________________
                                    Its:________________________________

                                                       "Buyer"